UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO FORM SB-2/A ON FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOUNT KNOWLEDGE HOLDINGS, INC.
(formerly Auror Capital Corp.)
(Name of small business issuer in its charter)

NEVADA	5045	Not Applicable
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Mr. Daniel A. Carr, President
39555 Orchard Hill Place
Suite 600 PMB 6096
Novi, Michigan 48375
Tel: 248-893-4538
Fax : 888-682-3038
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Anslow & Jaclin, LLP
Attn: Gregg E. Jaclin, Esq.
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Phone: 732-409-1212
Fax: 732-577-1188

Approximate date of commencement of proposed sale to the public: >From time to time after this Registration S tatement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the
same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the
following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1),(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee (4)

Shares of Common Stock, par value $0.0001 per share	46,475,000 shares	$0.00454 per share	$211,250	$ 11.79

(1)

Total represents (i) 38,500,000 shares of common stock (post forward split 1:22 completed January 21, 2010) issued in connection with a private placement transaction completed by the Registrant on June 26, 2006; and (ii) 7,975,000 shares of common stock (post forward split 1:22 completed January 21, 2010) issued in connection with a private placement transaction completed by the Registrant on December 12, 2006 and February 7, 2007.

(2)

In the event of a stock split, stock dividend or similar transaction involving the common shares of the Registrant in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(3)

The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act, based upon the sales price of the Shares, being the most recent sales price of shares of the Registrant’s common stock. The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of Common Stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under Securities Act.

(4)	Based on the SEC’s registration fee of $30.70 per 1,000,000 of securities registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

THIS FILING DOES NOT INVOLVE THE REGISTRATION OF ANY NEW SHARES OF COMMON STOCK. RATHER, THIS FILING UPDATES THE REGISTRATION OF THE COMMON STOCK ORIGINALLY REGISTERED ON FORM SB-2 (FILE NO. 333-142895), DECLARED EFFECTIVE ON MAY 30, 2007 AND THE POST EFFECTIVE AMENDMENT THERETO DECLARED EFFECTIVE ON SEPTEMBER 25, 2009. SPECIFICALLY THIS REGISTRATION STATEMENT HAS BEEN AMENDED TO UPDATE THE FINANCIAL STATEMENTS TO INCLUDE THE OCTOBER 31, 2009 AUDITED FINANCIAL STATEMENTS AS WELL AS TO REFLECT THE FORWARD SPLIT UNDERTAKEN BY THE COMPANY IN JANUARY 2010.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until the registration statement of which this prospectus forms a part filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2009

PROSPECTUS

MOUNT KNOWLEDGE HOLDINGS, INC.
(FORMERLY KNOWN AS AUROR CAPITAL CORP.)

46,475,000 SHARES OF COMMON STOCK
(2,112,500 shares pre-forward split of 1:22)

This prospectus relates to the resale of up to 46,475,000 shares of common stock (post 1:22 forward split completed on January 21, 2010) of Mount Knowledge Holdings, Inc (formerly Auror Capital Corp.) that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus. These shares were issued in three separate private transactions, as follows:

1.	38,500,000 shares were issued in a private placement transaction that completed on June 26, 2006; and

2.	7,975,000 shares were issued in a private placement transaction that completed on December 12, 2006 and February 7, 2007.

These transactions are described in this prospectus under “Selling Stockholders.”

Our common stock is presently quoted on the Over-the-Counter Bulletin Board under the symbol “MKHD.OB.” The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from this offering. We agreed to bear substantially all of the expenses in connection with the registration and resale of the shares offered hereby (other than selling commissions).

The purchase of the securities offered by this Prospectus involves a high degree of risk. You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 5 before buying any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is: February 16, 2009

Table of Contents

SUMMARY	5

RISK FACTORS	1

Risks Relating to Our Business and Financial Condition	1
We are a development stage company with a limited operating history that makes it impossible to reliably predict future growth and operating results.	1
We are dependent on third-party manufacturers and suppliers, over whom we have very limited control	1
Our future success is dependent on technology developments and our ability to adapt to these and other technological changes and to meet evolving industry standards	1
Misuse or misappropriation of our proprietary rights or inadvertent infringement by us on the rights of others could adversely affect our results of operations.	1
If we do launch planned marketing initiatives, our target consumer market may not be receptive to the software and/or the cost of the product may be prohibitive.	2
Distributors and dealers may not wish to carry MtK products if we fail to meet their standards	2
We may be unable to establish new distributors or dealers if our performance with those channels during our initial launch does not demonstrate a level of opportunity consistent with their standards.	2
As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls	2
We are a development stage company, have never earned any revenues, and have incurred net loss and accumulated deficit during the development stage. There is no guarantee that we will ever earn a profit	3
If we are unable to obtain financing in the amounts and on terms and dates acceptable to us, we may not be able to expand or continue our operations and development and so may be forced to scale back or cease operations or discontinue our business. You could lose your entire investment	3
There are many competitors in our market and we may not be able to effectively compete against them.	4
We have no operating history that makes an evaluation of our business difficult	4
We have a new and unproven business model, a new technology and may not generate sufficient revenues for our business to survive or be successful.	4
Because of our limited resources and the speculative nature of our business, there is substantial doubt as to our ability to operate as a going concern.	4
We have no operating history and expect to incur losses in the future	5
Our future operating results are likely to be volatile and may cause our equity value to fluctuate.	5
We are subject to all of the risks and uncertainties associated with marketing new products in China, all of which may have an adverse impact on our business and results of operations	5
Current or future government regulations may add to our operating costs.	5
If we fail to attract end users, distributors or professional sales personnel for MtK Products, it will have an adverse impact on our business.	5
If we do not effectively educate end users on the benefits of language education software being sold by the company, we will not have sufficient demand for MtK Products	5
Delivery of MtK Products may be interrupted due to natural disasters or other causes	6
Because our executive officer has other business interests, he may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.	6
Risks Relating To Our Common Stock	6
Our common stock is illiquid and shareholders may be unable to sell their shares	6
We have not paid any dividends and do not foresee paying dividends in the future	6
Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.	6

FORWARD-LOOKING STATEMENTS	7

USE OF PROCEEDS	7

DETERMINATION OF OFFERING PRICE	7

THE SELLING SHAREHOLDERS WILL SELL OUR SHARES AT PREVAILING MARKET PRICES THROUGH THE FACILITIES OF THE OTC BULLETIN BOARD OR AT PRIVATELY NEGOTIATED PRICES	7

DILUTION	8

SELLING STOCKHOLDERS	8

PLAN OF DISTRIBUTION	11

Timing of Sales	11
No Known Agreements to Resell the Shares	12
Offering Price	12
Manner of Sale	12
Sales Pursuant to Rule 144	12
Regulation M	13
Penny Stock Rules	13
State Securities Laws	13
Expenses of Registration	14

LEGAL PROCEEDINGS	14

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	15

Director and Officer Information	15
Erwin Sniedzins	15
Daniel A. Carr	16
Simon Arnison	16
Term of Office	16
Significant Employees	16
Committees of the Board Of Directors	16
Family Relationships	16
Involvement in Certain Legal Proceedings	16

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17

Changes in Control	18

DESCRIPTION OF SECURITIES	18

General	18
Common Stock	18
Preferred Stock	19
Dividend Policy	19
Warrants	19
Options	19
Convertible Securities	19

SUMMARY

As used in this prospectus: (i) unless the context otherwise requires, “we”, “us”, “our”, the “Company” or “Mount Knowledge” refers to Mount Knowledge Holdings, Inc. and its subsidiaries; (ii) “SEC” refers to the Securities and Exchange Commission; (iii) “Securities Act” refers to the Securities Act of 1933 , as amended; (iv) “Exchange Act” refers to the Securities Exchange Act of 1934 , as amended; and (v) all dollar amounts refer to US dollars, unless otherwise indicated.

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision relating to the purchase of our shares of common stock.

OUR BUSINESS

We were incorporated as Auror Capital Corp. under the laws of Nevada on March 16, 2006. We began as an exploration stage company engaged in the acquisition and exploration of mineral properties. On January 23, 2009, we decided to abandon our Katrina mineral claim due to our unsuccessful explorations to date and our inability to attract investment capital to proceed with further exploration on the claim.

On January 21, 2010, we executed a new exclusive Master Software License Agreement with Mount Knowledge, Inc. (“MtK”), a corporation based out of Ontario, Canada, and its founder, Erwin Sniedzins, wherein the Company was granted the exclusive world-wide license rights to promote, market and sell any and all of MtK’s products, both existing and future. The Agreement supersedes the Master Product License Agreement executed on or before July 27, 2009 and provides updated terms and conditions, including, but not limited to new definitions of duties, responsibilities and costs to be borne by the respective parties. A copy of the License Agreement is included with this Prospectus as Exhibit 10.3.

On January 21, 2010, Ian McBean resigned as President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer and Director of the Corporation, effective immediately. Mr. McBean’s resignation was not a result of any disagreement with the any of the Board Members or the operations, policies or practices of the Company, but rather a personal decision.

Also, on January 21, 2010, we completed the following officer and director appointments:

(1)	The appointment of Erwin E. Sniedzins as Chairman and Director of the Corporation, effective immediately;

(2)	The appointment of Daniel A. Carr as President, Treasurer, Chief Executive Officer, Chief Financial Officer and Director of the Corporation, effective immediately; and

(3)	The appointment of Simon Arnison as Secretary, Chief Technology Officer, and Director of the Corporation, effective immediately;

On January 25, 2010, we filed an amendment and restatement to the Articles of Incorporation of the Company with the State of Nevada, which were approved by the Board of Directors on October 20, 2009 by written consent in lieu of a special meeting in accordance with the Nevada Corporation Law.

We anticipate that we will require additional financing in order to effectively market MtK products pursuant to the License Agreement. There can be no assurance, however, that we will be able to acquire the financing necessary to enable us to pursue our plan of operation. If our company requires additional financing and we are unable to acquire such funds, our business may fail.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. Accordingly, we will be dependent on future additional financing in order to maintain our operations.

OUR CONTACT INFORMATION

Our principal offices are located at 39555 Orchard Hill Place, Suite 600 PMB 6096, Novi, Michigan 48375. Our telephone number is 248-893-4538.

THE OFFERING

Issuer:	Mount Knowledge Holdings, Inc. (formerly Auror Capital Corp.)
Selling Stockholders:	The selling stockholders consist of some of our existing stockholders who are identified in this prospectus under “Selling Stockholders”.
Shares Offered by the	The selling stockholders are offering up to 46,475,000 shares of our common
Selling Stockholders:	The stock having a par value of $0.0001 per share.
Offering Price:

The selling stockholders will sell their shares of our common stock at a price of $0.10 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices, prices related to prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our shares of common stock to investors.

Terms of the Offering:

The selling stockholders will determine when and how they will sell the common stock offered by this prospectus. We will cover substantially all of the expenses associated with this offering which we estimate to be approximately $40,000. See “Plan of Distribution”.

Termination of the Offering:

The offering will conclude when all shares of common stock offered hereby have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of the shares.

Use of Proceeds:	We will not receive any proceeds from this offering. We will incur substantially all of the costs associated with the filing of the registration statement of which this prospectus forms a part.
No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:	There were 85,533,536 shares of our common stock issued and outstanding as of February 16, 2010
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our shares of common stock.

SUMMARY OF FINANCIAL DATA

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements as at October 31, 2009 and for the period from inception (March 16, 2006) to October 31, 2009, including the notes to those financial statements.

These financial statements are included elsewhere in this prospectus. The following summarized consolidated financial data should also be read in conjunction with the section of this prospectus entitled “Plan of Operations”:

Balance Sheet Data

	OCTOBER 31
	2009	2008

ASSETS

Current
Cash	$-	$3,879

LIABILITIES

Current
Accounts payable and accrued liabilities	$13,683	$3,894
Due to related party	6,701	10,793
	20,384	14,687

STOCKHOLDERS’ DEFICIENCY

Capital Stock
Authorized:
200,000,000 common voting stock with a par value of $0.0001 per share
100,000,000 preferred stock with a par value of $0.0001 per share

Issued:
85,533,536 common shares at October 31, 2009 (2008 – 156,475,000 common shares)	19,953	15,648

Additional Paid-In Capital	131,951	95,603
Accumulated Other Comprehensive Gain	935	7,301
Deficit Accumulated During The Exploration Stage	(151,681)	(129,359)
Deficit Accumulated During The Development Stage	(21,142)	-
	(20,384)	(10,808)

	$-	$3,879

Statement of Operations Data

			PERIOD FROM
			INCEPTION
			MARCH 16
	YEAR ENDED		2006 TO
	OCTOBER 31		OCTOBER 31
	2009	2008	2009

Revenue	$-	$-	$-

Expenses
Exploration expenses	-	3,380	15,313
Filing fees	5,428	2,454	11,154
General and administrative	177	212	6,307
Professional fees	34,459	30,432	112,889
Transfer agent fees	3,400	12,450	22,578
	43,464	48,928	168,241
Write Down On Mineral Property	-	4,582	4,582
	43,464	53,510	172,823

Net Loss For The Period	$(43,464)	$(53,510)	$(172,823)

Net Loss During the Exploration Stage	$(22,322)	$(53,510)	$(151,681)
Net Loss During the Development Stage	(21,142)	-	(21,142)

	$(43,464)	$(53,510)	$(172,823)

Basic And Diluted Loss Per Share	$(0.00)	$(0.00)

Weighted Average Number Of Common Shares Outstanding	7,579,438	7,112,500

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our shares of common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to Our Business and Financial Condition

We are a development stage company with a limited operating history that makes it impossible to reliably predict future growth and operating results.

We have not been able to achieve profitable operations and there are no assurances that we will be able to do so in the future. Potential investors should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. The potential for future success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the development of a business in general. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and there can be no assurance that we will generate significant operating revenues in the future or ever achieve profitable operations.

We are dependent on third-party manufacturers and suppliers, over whom we have very limited control.

The Company is currently dependent on one or more third-party manufactures and/or suppliers to perform its services. The Company does maintain limited written agreements with thirty party manufacturers or suppliers due to market-specific development, accordingly, such third party manufacturers and/or suppliers could terminate their relationship with the Company at any time. Moreover, the Company is dependent on the ability of the third-party manufacturers to adhere to the Company’s product licensing guidelines, price and quality specifications and scheduling requirements. Any delays in manufacturers scheduling, commitments or product supplies would adversely affect the Company’s ability to deliver the product to the market on a timely basis. The Company is subject to risks of periodic price fluctuations, shortages and delays which could have a material adverse effect on the financial condition and results of the Company’s operations; and ultimately operating margins. In addition, in some cases, the Company may not be able to increase the price of its product to offset increases in the cost of certain supplies and raw materials, which are generally passed through to the customer. Further, if any of the suppliers seek bankruptcy relief or otherwise cannot continue their business as anticipated, the availability or price of raw materials or supplies could be adversely affected. Failure by certain suppliers to continue to supply the Company with raw materials or supplies on commercially reasonable terms, or at all, could have a material adverse effect on our business.

Our future success is dependent on technology developments and our ability to adapt to these and other technological changes and to meet evolving industry standards.

Our ability to execute our strategy of marketing MtK products and generating the related expected revenues is dependent on the development and maintenance of technology as well as the MtK’s ability to adapt to changes in technology.

We may encounter difficulties responding to these and other technological changes that could delay our introduction of products and services. Software industries are characterized by rapid technological change and obsolescence, frequent product introduction, and evolving industry standards. Our future success will, to a significant extent, depend on the ability to enhance MtK’s existing products, develop and introduce new products, satisfy an expanded range of customer needs, and achieve market acceptance. We may not have sufficient resources to make the necessary investments to develop and implement the technological advances required to maintain our competitive position.

Misuse or misappropriation of our proprietary rights or inadvertent infringement by us on the rights of others could adversely affect our results of operations.

We regard our exclusive license to MtK’s intellectual property rights as essential to our business. We rely on a combination of the laws of copyrights, trademarks, and trade secrets, as well as license agreements, employment and employment termination agreements, third-party non-disclosure agreements, and other methods to protect those proprietary rights. If either MtK or the Company is unsuccessful in protecting these rights, our operating results could be adversely affected.

Although we believe MtK Products and services have been independently developed and that none of our products or services infringes on the rights of others, third parties may assert infringement claims against us in the future. We may, then be required to cease selling certain MtK Products, services or technologies. We may not be able to do so in a timely manner or upon reasonable terms and conditions. Failure to do so could harm our business and operating results.

If we do launch planned marketing initiatives, our target consumer market may not be receptive to the software and/or the cost of the product may be prohibitive.

No assurance can be given that MtK products covered by the Master Software License Agreement will be widely accepted by consumers in countries outside the United States, and we have not engaged in any preliminary test marketing program. In the event there is no general market acceptance in the product by consumers, or the price point is too high as compared to the competition, it is unlikely that we will be able to sustain commercial operations. If there is no demand or only a limited demand for the products, we could financially fail and our shareholders could potentially lose there entire investment.

Distributors and dealers may not wish to carry MtK products if we fail to meet their standards.

It is possible that we will not be able to secure agreements with established distributors and dealers in the United States and in other countries worldwide unless the products are accepted and purchased by consumers and significant sales are generated. The lack of distributor and dealer support will dramatically impact our ability to operate.

We may be unable to establish new distributors or dealers if our performance with those channels during our initial launch does not demonstrate a level of opportunity consistent with their standards.

We are not currently well financed to launch MtK products on a large scale worldwide. Therefore, initially the products will be offered on a regional basis in China. We will attempt to enter into agreements with established distributors and dealers throughout China. If MtK products are not accepted by the consumers in the initial marketing area or if we are not able to secure agreements with qualified distributors or dealers in this region, it is highly unlikely that it will be able to secure distributors and dealers in other countries.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

We have no operating history in the area of marketing and selling educational software from which to evaluate our business. We have not generated revenue to date. Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of development. We may not be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

Because of this limited operating history and because of the emerging nature of the markets in which we compete, our historical financial data is of no value in estimating future operating expenses. Our budgeted expense levels are based in part on our expectations concerning future revenues. However, our ability to generate revenues depends on purchase orders generated by us.

The size of any future revenues initially depends on the choices and demands of individual consumers residing in the country of China, which are difficult to forecast accurately. We may be unable to adjust our operations in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for MtK Products could have an immediate and material adverse effect on our business, results of operations, and financial condition.

We are a development stage company, have never earned any revenues, and have incurred net loss and accumulated deficit during the development stage. There is no guarantee that we will ever earn a profit.

For the period from March 16, 2006 (inception) to October 31, 2009, the Company had no revenue and incurred net losses aggregating $172,823. The ability of the Company to continue as a going concern is dependent upon its ability to obtain financing and becoming successful in marketing products under the license agreement described above. Management has plans to seek additional capital through debt, and private and public offerings of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

If we are unable to obtain financing in the amounts and on terms and dates acceptable to us, we may not be able to expand or continue our operations and development and so may be forced to scale back or cease operations or discontinue our business. You could lose your entire investment.

We will need to obtain additional financing in order to complete our business plan. We currently do not have any operations and we have no income. We are an early stage company and we have not realized any revenues to date. As of October 31, 2009, we had cash-on-hand in the amount of $0. We have not generated any revenue to date. Given the recent rate at which we use cash in our operations, as well as the likelihood that our cash burn rate will increase once commence operations on the executed MtK License Agreement, we do not have sufficient capital to carry on operations, and we will need to raise at least $500,000 in a private placement offering to meet our financial commitments for at least the next twelve months. There is no assurance that we will be successful in raising these funds or generate these funds from the sales of MtK products. In the event were are successful, there is no assurance that the terms and conditions of these funds will be in the best interest of our company or our shareholders. We do not have any arrangements for financing and we may not be able to find such financing if required. We will need to obtain additional financing to operate our business for the next twelve months, and if we do not, our business will fail. We will raise the capital necessary to fund our business through a private offering of our common stock or units consisting of common stock and stock purchase warrants.

Obtaining additional financing would be subject to a number of factors, including investor acceptance of our business strategy, its technology and investor sentiment. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us.

We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing when such funding is required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our product and our business model. Furthermore, there is no assurance that we will not incur further debt in the future, that we will have sufficient funds to repay our future indebtedness, or that we will not default on our future debts, thereby jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to maintain our operations, which might result in the loss of some or all of your investment in our common stock.

Our company anticipates that the funds that were raised from our previous private placement will not be sufficient to satisfy our cash requirements for the next twelve month period. Also, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

1.	we incur unexpected costs in our regard to marketing MtK product in China;

2.	we are unable to create a substantial market for MtK products;

3.	we incur any significant unanticipated expenses; and

4.	we find that we need to spend additional funds to educate the market and promote the new products.

The occurrence of any of the aforementioned events could prevent us from pursuing our business plan, expanding our business operations and ultimately achieving a profitable level of operations.

We depend almost exclusively on outside capital to pay for the continued development of our business and the marketing of MtK Products. Such outside capital may include the sale of additional stock, shareholder and director advances and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us will result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may not be able to expand or continue sales of the product in the Chinese market and/or other international markets opened, and so may be forced to scale back or cease operations or discontinue business.

There are many competitors in our market and we may not be able to effectively compete against them.

The business of marketing language education software is highly competitive. This market segment includes numerous manufacturers, distributors, marketers and retailers that actively compete in the educational software business. In addition, the market is highly sensitive to the introduction of new products that may rapidly capture a significant share of the market. As a result, our ability to remain competitive depends in part upon its successful introduction and end user acceptance of a new product.

We have no operating history that makes an evaluation of our business difficult.

Our lack of operating history makes it difficult to evaluate our current business and prospects or to accurately predict our future revenues or results of operations. Our business model, and accordingly our revenue and income potential, is new and unproven. In addition, early-stage companies are subject to risks and difficulties frequently encountered in new and rapidly evolving markets.

We have a new and unproven business model, a new technology and may not generate sufficient revenues for our business to survive or be successful.

Our business model is based on the commercial viability of copyrighted educational software developed by Mount Knowledge, Inc. The educational software products have been previously marketed or test marketed in China on a limited basis. In order for our business to be successful, we must not only develop viable marketing channels that directly generate revenues, but also provide educational content to end users to create demand for MtK Products.

Our business model assumes that end users in many markets will see the value of MtK educational software and we will be able to generate revenues through sales to end users in China through various sales and marketing arrangements with local and regional companies. Each of these assumptions is unproven, and if any of the assumptions are incorrect, we may be unable to generate sufficient revenues to sustain our business or to obtain profitability.

Because of our limited resources and the speculative nature of our business, there is substantial doubt as to our ability to operate as a going concern.

Our continued operations are dependent on our ability to obtain financing and upon our ability to achieve future profitable operations from the development of our business model. Our independent registered public accounting firm (our auditors) issued its audit report including an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern. If we are not able to continue as a going concern, it is likely investors will lose their investment.

We have no operating history and expect to incur losses in the future.

We have no operating history and have generated no revenues. We have not achieved profitability and expect to incur losses for the foreseeable future. We expect those losses to increase as we continue to incur expenses to develop sales and marketing channels for the MtK Products and services licensed. We believe that our business depends on our ability to significantly increase revenues and to limit our operating expenses. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, or we fail to adjust operating expense levels appropriately, we may never be able to achieve profitability.

Our future operating results are likely to be volatile and may cause our equity value to fluctuate.

Our future revenues and operating results, if any, are likely to vary from quarter to quarter due to a number of factors, many of which are outside of our control. Factors, which may cause our revenues and operating results to fluctuate, include the following:

  market acceptance of MtK products;
  the timing and uncertainty of sales cycles or demand for the products;
  new or similar products offered by current or future competitors; and
  general economic conditions in China and other deployed markets.

We are subject to all of the risks and uncertainties associated with marketing new products in China, all of which may have an adverse impact on our business and results of operations.

Our future operating results will depend upon numerous factors beyond our control, including the acceptability of MtK Products by end users, national, regional and local economic conditions inside China and other international markets, changes in demographics, the availability of alternative software program being marketed by competing companies, which change rapidly and cannot be predicted. If we are unable to successfully anticipate and respond to changes in attitude by end users, our business and operating results will be adversely affected.

Current or future government regulations may add to our operating costs.

We may face unanticipated operating costs because of potential changes in governmental regulations in the countries we serve. We have no assurance that the government of such countries will continue to allow business to function in the future as they do now, or whether business practices and regulations will fluctuate within and/or between such countries and its trade with other countries.

If we fail to attract end users, distributors or professional sales personnel for MtK Products, it will have an adverse impact on our business.

Our success depends upon our ability to attract capable distributors to enter into arrangements with us to sell MtK Products to end users on a direct basis and by utilizing the internet. If we do not continually augment and improve our marketing channels, we will not be able to sustain a sales level that will support our operations without the infusion of additional capital.

If we do not effectively educate end users on the benefits of language education software being sold by the company, we will not have sufficient demand for MtK Products.

Our business plan is predicated on our company attracting active and loyal support from end users interested in learning new languages. Our target market will be consumers that have a specific interest in learning a second language. There can be no assurance that there will be significant support from our efforts to educate end users on the advantages of this new language education software. Failure to achieve recognition and acceptance of this new software will have a material adverse effect on the sales and may require us to incur unexpected incremental marketing expenses to educate and inform the market place.

Delivery of MtK Products may be interrupted due to natural disasters or other causes.

MtK Products are manufactured by a third-party manufacturing company. Thus, we are subject to the risk that delivery of MtK Products may be interrupted as a result of natural disasters such as earthquakes and fires or capacity constraints with our vendors or suppliers. Any such interruptions may lead to a loss of customers or distributors and, accordingly, may adversely affect our business and results of operations.

Because one or more of the executive officers may have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing a negative impact on our business.

Currently, our executive officers are spending approximately 60 to 80 hours per week of their business time on providing management services to us.

While our executive officers presently possess adequate time to attend to our interests, it is possible that the demands on them from other obligations could increase, with the result that one or more of them may no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Risks Relating To Our Common Stock

Our common stock is illiquid and shareholders may be unable to sell their shares.

There is currently a limited market for our common stock and we can provide no assurance to investors that a market will develop. If a market for our common stock does not develop, our shareholders may not be able to re-sell the shares of our common stock that they have purchased and they may lose all of their investment. Public announcements regarding our company, changes in government regulations, conditions in our market segment or changes in earnings estimates by analysts may cause the price of our common shares to fluctuate substantially. These fluctuations may adversely affect the trading price of our common shares.

We have not paid any dividends and do not foresee paying dividends in the future.

Payment of dividends on our common stock is within the discretion of the board of directors and will depend upon our future earnings, our capital requirements, financial condition and other relevant factors. We have no plan to declare any dividends in the foreseeable future.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.

Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the Financial Industry Regulatory Authority believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The Financial Industry Regulatory Authority’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of gold and copper, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution.” We will, however, incur substantially all of the costs associated with the preparation and filing of the registration statement of which this prospectus forms a part.

We received proceeds from the initial sales of the shares of common stock that are offered by the selling stockholders through this prospectus. We have disclosed how we have applied the proceeds of these offerings to date and how we intend to use the balance of the proceeds of these offerings in our plan operations below under the headings “Plan of Operations” and “Results of Operations” in the section of this prospectus entitled “Management’s Discussion and Analysis or Plan of Operations”.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell our shares at prevailing market prices through the facilities of the OTC Bulletin Board or at privately negotiated prices.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 46,475,000 shares of common stock (post 1:22 forward split completed on January 21, 2010) offered by this prospectus. The selling stockholders acquired these shares of common stock from us in the following transactions:

1.

Certain selling stockholders acquired 38,500,000 shares of our common stock from us at a price of $0.04 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on June 26, 2006;

2.

Certain selling stockholders acquired 7,975,000 shares of our common stock from us at a price of $0.10 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on December 12, 2006 and February 7, 2007.

The following table provides, as of February 16, 2010, information regarding the beneficial ownership of our common stock by each of the selling stockholders, including:

1.	the number of shares owned by each selling stockholder prior to this offering;

2.	the total number of shares that are to be offered by each selling stockholder;

3.	the total number of shares that will be owned by each selling stockholder upon completion of this offering; and

4.	the percentage owned by each selling stockholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to the total number of shares owned upon completion of the offering assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our shares of common stock by the selling stockholders. Except as described below, to our knowledge, the named selling stockholders beneficially own and have sole voting and investment power over all shares offered by them. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

		Total number of	Total
		shares to be	number of	Percent
		offered for	shares owned	owned upon
	Shares owned	Selling	upon	completion of
Name of Selling	prior to this	Stockholders	completion of	this
Stockholder	offering	account	this offering	offering(1)(2)

Greg Alexander(4), (8)	2,750,000	2,750,000	NIL	NIL

Brent C. Babcock(5)	264,000	264,000	NIL	NIL

Joan Brandt(5)	1,100,000	1,100,000	NIL	NIL

Darren Cannon(4)	550,000	550,000	NIL	NIL

		Total number of	Total
		shares to be	number of	Percent
		offered for	shares owned	owned upon
	Shares owned	Selling	upon	completion of
Name of Selling	prior to this	Stockholders	completion of	this
Stockholder	offering	account	this offering	offering(1)(2)

Anthony Ceraldi(5)	220,000	220,000	NIL	NIL

Corinne Champagne(5)	550,000	550,000	NIL	NIL

Robert Chasmar(5)	110,000	110,000	NIL	NIL

Ilse Cleland(5)	550,000	550,000	NIL	NIL

Carolyn Coleclough(5)	220,000	220,000	NIL	NIL

Jason Edward Coleman(4), (6)	275,000	275,000	NIL	NIL

Jonathan Patrick Coleman(4), (6)	275,000	275,000	NIL	NIL

Kent Craig(5)	88,000	88,000	NIL	NIL

Aimee DeWitt(4)	220,000	220,000	NIL	NIL

Vito Decicco(5)	66,000	66,000	NIL	NIL

Kristine Dobson(4), (8)	2,750,000	2,750,000	NIL	NIL

Shirley Earle(4)	660,000	660,000	NIL	NIL

Robert Fiorvento(4)	1,100,000	1,100,000	NIL	NIL

Daniel Fox(5)	550,000	550,000	NIL	NIL

Tina Fox(5)	660,000	660,000	NIL	NIL

Johan Freyvogel(5)	110,000	110,000	NIL	NIL

Oliver Gilbert(4)	2,200,000	2,200,000	NIL	NIL

Peter Graham(5)	440,000	440,000	NIL	NIL

Matthias Gustavsson(5)	110,000	110,000	NIL	NIL

		Total number of	Total
		shares to be	number of	Percent
		offered for	shares owned	owned upon
	Shares owned	Selling	upon	completion of
Name of Selling	prior to this	Stockholders	completion of	this
Stockholder	offering	account	this offering	offering(1)(2)

Christina Harrod(5)	110,000	110,000	NIL	NIL

Barbara Hemmans(5)	1,320,000	1,320,000	NIL	NIL

Steven K. Housser(4)	495,000	495,000	NIL	NIL

William Jamieson(4)	1,650,000	1,650,000	NIL	NIL

John Laing(4)	1,375,000	1,375,000	NIL	NIL

Maramagnum Holdings Inc.(Beneficial Owners: Kristine Dobson and Greg Alexander)(4), (8)	2,750,000	2,750,000	NIL	NIL

Katrina Nightingale(4)	550,000	550,000	NIL	NIL

Noble Pacific Financial Corporation (Beneficial Owner: Wayne Hunter)(5)	440,000	440,000	NIL	NIL

Jim Platis(5)	220,000	220,000	NIL	NIL

Eric Poon(5)	110,000	110,000	NIL	NIL

Raj Prasad(4)	275,000	275,000	NIL	NIL

R.C. Pryde(4)	1,375,000	1,375,000	NIL	NIL

Sean Richard Sanderson(4)	550,000	550,000	NIL	NIL

Sidonia Technical Services Inc (Beneficial Owner: Greg Alexander(4),(8)	2,750,000	2,750,000	NIL	NIL

Dennis Swanson(5), (7)	440,000	440,000	NIL	NIL

Lynn Swanson(4), (7)	1,100,000	1,100,000	NIL	NIL

Michael Turvey(4)	2,750,000	2,750,000	NIL	NIL

Marjorie Walker(5)	220,000	220,000	NIL	NIL

		Total number of	Total
		shares to be	number of	Percent
		offered for	shares owned	owned upon
	Shares owned	Selling	upon	completion of
Name of Selling	prior to this	Stockholders	completion of	this
Stockholder	offering	account	this offering	offering(1)(2)

Michael Williams(5)	33,000	33,000	NIL	NIL

Willows Equities Ltd. (Sam Gudewill)(4)	11,000,000	11,000,000	NIL	NIL

Gary Wong(5)	44,000	44,000	NIL	NIL

David Zerr(4)	1,100,000	1,100,000	NIL	NIL

TOTAL	46,475,000	46,475,000	NIL	NIL

Notes:

(1)

Based on 85,533,536 shares of our common stock issued and outstanding as of the date hereof. All of the shares set forth above in this table as well as the total shares outstanding reflect the 1:22 forward split undertaken by the Company in January 2010.

(2)

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of shares of common stock actually to be offered for sale by a selling stockholder or as to the number of shares of common stock that will be held by a selling stockholder upon the termination of such offering.

(3)	Relative of Mr. Ian McBean, our former President and Chief Executive Officer.

(4)	Purchased shares in our June 26, 2006 offering of common stock, as described above.

(5)	Purchased shares in our December 12, 2006 or February 7, 2007 offering of common stock, as described above.

(6)	Jason Edward Coleman and Jonathan Patrick Coleman are brothers.

(7)	Dennis Swanson and Lynn Swanson are husband and wife.

(8)	Greg Alexander and Kristine Dobson are husband and wife.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

There is presently no liquid, public market for our common stock. Our stock is quoted on the Over-the-Counter Bulletin Board under the symbol "MKHD.OB". However, we can provide no assurance that our shares will have a market value or that a market for our securities can be sustained if developed.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.           a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.           purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.           ordinary brokerage transactions in which the broker solicits purchasers;

4.           through options, swaps or derivatives;

5.           privately negotiated transactions; or

6.           in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Presently, there are no shares of our common stock that are available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act.

Because we are considered a “shell” company, Rule 144 will not be available for resales until 1 year from the date the company files Form 10 information.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

          1. may not engage in any stabilization activities in connection with our common stock;
          2. may not cover short sales by purchasing shares while the distribution is taking place; and
          3. may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $40,000, including, but not limited to, legal, accounting, auditing, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Director and Officer Information

Our executive officers and directors and their respective ages as of February 16, 2010 are as follows:

Directors:

Name of Director	Age

Erwin Sniedzins	65

Daniel A. Carr	51

Simon Arnison	46

Executive Officers:

Name of Executive Officer	Age	Office

Erwin Sniedzins	65	Founding Chairman

Daniel A. Carr	51	President, Chief Executive Officer, Chief Financial Officer and Treasurer

Simon Arnison	46	Chief Technology Officer and Secretary

Set forth below is a brief description of the background and business experience of our Directors and Officers for the past five years.

Erwin E. Sniedzins

Erwin E. Sniedzins is the founding Chairman and Director of Mount Knowledge USA, Inc., a marketing and sales company and Chairman, President and Director of Mount Knowledge Inc, a Canadian research and development company; Inventor, Author, Publisher, Philanthropist, Poet, Lecturer, Professor, Motivational Speaker, Martial Arts Enthusiast and Global Traveler.

Prior to creating his own companies, Erwin has held many managerial positions in a fortune 200 company where he was responsible for international product launches, new product development to national programs for sales, marketing, customer service and staff training. During his tenure he was voted the most innovative manager in the company and received numerous awards for excellence.

After 5 years at Xerox he took an 18 month sabbatical to travel and ski around the world. On his return to Xerox he help to create many new programs from: being the first to hire, train and develop 22 non-technical females to overcome existing barriers towards Affirmative Action; introduced the first Customer Service Field Incentive program that increased productivity by 26% and $89 Million in cost savings; improved sales revenues by $105 Million over 3 years through optimization of service charges; created a quick solution that prevented the Federal government cancellation of a high end product resulting in revenue savings of $19 Million; established a state of the art Training and Support Centre to support Flex time and affirmative action training and much more. He resigned from the company in 1989 to organize a Mount Everest Expedition to raise International Awareness and funds for Rett Syndrome.

Much of Erwin’s spare time has been spent doing philanthropic work. He has been involved as divisional chair for United Way, Special Olympics and Chairman of the “Inner City Angels” that supported the introduction and exposure to the arts and artist performances to Inner City children. He was the founding Chairman for “Community Homes for the Mentally Handicapped Association” to raise awareness for independent living and community support for individuals who were mentally challenged and the “Canadian Rett Syndrome Association”.

He authored and published a bestselling “Who’s Who in Toronto: A Celebration of this City” book that sold for $49 dollars. He used the proceeds of this book to organize an “International Rett Syndrome Medical Symposium” in Toronto to bring together the leading experts on this disorder to educate and share strategies on the steps needed to identify the cause(s) and research developments that were being done globally. The success of this Medical Symposium galvanized Erwin to raise more international awareness and funds for Rett Syndrome research. It was at this time that he decided to put together the first expedition to climb Mount Everest for charity. He called it the “Climb for Hope”.

The project to climb Mt. Everest and raise international awareness and funds for Rett Syndrome took 5 years to complete; never before had Mt. Everest been climbed for charity. During this time climbers had to be recruited, sponsors found, funds raised and training completed while still working at Xerox Canada Inc. During training he climbed the; Canadian Rockies, Ishinca (5532m), Andes, Peru; Peak Communism (7500m) Pamir, Tajikistan and then Mt. Everest (8848m), Himalayas, Tibet. Erwin was the founding Chairman of the Board for the Internationally famous series of “Climb for Hope” Celebrity Balls (1989 - 1991) that included the Prime Minister of Canada wife Mila Mulroney, Sir Edmond Hilary (the first man to climb Mt. Everest in 1953), Sir Peter Ustinov, Dr. Andreas Rett (discoverer of Rett Syndrome), Mrs. Raisa Gorbachyova wife of Mikhail Gorbachev, President of the Soviet Union and other celebrities and movie stars.

The CN Tower is the world’s tallest free standing structure at 1815.4 feet. Climbing this tower 16 times will be equivalent to getting to the top of Mount Everest. It was the perfect venue to launch Erwin’s “Avalanche of Hope” fundraiser. He created a ping ball event whereby sponsors would receive a ping pong ball for every dollar raised and a color ball for every $5 dollars. 50,000 ping pong balls were carried to the top of the CN tower’s 1776 steps. The balls were suspended behind a wire mesh ready to descend the stairwell. Media with TV cameras were posed to record the first balls that came out the open door at the base of the CN Tower.

Five years after Erwin first conceived of the idea of climbing Mt. Everest for charity he was standing in front of his vision. With him were 13 climbers, 2 Camera crews, 3 high altitude Nepalese “Sherpas”, 8 tons of equipment and supplies and reality. For each step up Mt. Everest people had sponsored pennies to help develop international aware of Rett Syndrome and to focus attention in finding the cause and cure of this terrible debilitating disorder that affects mostly baby girls. More than $1.1 Million was raised.

Some of the potential sponsors of the Climb for Hope event were concerned with the events that had occurred in China in 1989 and that the expedition may not be allowed entry into the country. So Erwin had to find other means to ensure the corporate sponsors that they would get the exposure for their charitable support. He then established and became the founding Chairman of the Board for the “Canadian National Everfitness” program (1991). This was a huge wall poster of Mount Everest that was delivered to all the Elementary and High School students across Canada challenging the students to find their own Mt. Everest in Fitness, Wellness and Environment. Each day the students followed the Climb for Hope expedition team up Mount Everest and they in turn had to do a task to advance up their wall chart. .

Daniel A. Carr

Mr. Carr is currently the President, CEO and Director of Mount Knowledge USA, Inc, a marketing and sales company and Manager of Birch First Advisors, LLC, a management and advisory services company. His business skills have been honed through his personal involvement in 14 companies as well as many nonprofit organizations. While his primary business was a software company providing applications for ERP, he has also had leadership and financial positions in companies providing hi-tech development, manufacturing, wholesale distribution, on-line financial services, and IT infrastructure. Dan’s leadership style is firm yet fair and he believes in continuous process improvement within any organization.

Due to his time management practices and his enjoyment of multi-tasking, he has successfully run as many as five organizations at the same time. While well trained and seasoned in the various aspects of business, Dan is equally as comfortable in the Board Room as he is on a manufacturing floor or a shipping dock. His skills range from strategic planning to sales and marketing to detailed operations execution. Having the ability to relate to people of all levels within an organization, Dan is often called upon by clients to provide leadership and perform problem solving for special situations and projects. Rounding out Dan’s skills, he is an excellent writer and public speaker. His written works have been translated and used globally and he is frequently asked to speak in various venues both nationally and around the world.

Simon Arnison

Simon Arnison is the current Chief Technology Officer and Director of Mount Knowledge USA, Inc., a marketing and sales company and current Chief Technology Officer and Director of Mount Knowledge Inc, a Canadian research and development company.

Mr. Arnison has over 23 years of executive and management experience in the software, multimedia, educational products and PC marketplace in both Europe and North America, and is former founder and CEO of Classwave Wireless, and former founder and CTO of Innotech. Mr. Arnison has been a pioneer and visionary in the wireless and Java marketplace and has written and presented on these fields for various publications and events.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

Committees of the Board Of Directors

At present, we do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committee.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers and control persons have been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment or decision has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 16, 2010, there were 85,533,536 shares of our common stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of that date by (i) each of our directors, (ii) each of our executive officers, and (iii) all of our directors and executive officers as a group. Except as set forth in the table below, there is no person known to us who beneficially owns more than 5% of our common stock.

	Name and Address	Number of Shares	Percentage of Class
Title of Class	of Beneficial Owner	Beneficially Owned (1)	(2)
Directors and Officers:
Common Stock	Ian McBean 2466 West 12th Avenue Vancouver, BC V6K 2P1	-0- (3)	0%
Common Stock	Daniel A. Carr 350 S. County Rd, Ste. 102-140 Palm Beach, FL 33480	40,425,000 (4)	47.0%
Common Stock	Directors and Officers as a group	40,425,000(5)	47.0%

Notes:

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	The percentage of class is based on 85,533,536 shares of common stock issued and outstanding as of February 16, 2010.

(3)

Registered in the name of Jealax Consulting Inc., a private company controlled by Mr. Ian McBean. On January 20, 2010, the Company executed a Share Cancellation Agreement with Jealax Consulting, Inc, Ian McBean, President, for the re- purchase of 5,000,000 shares of the Company’s common stock at a price of $0.001 per share for a total purchase price of $5,000.00. The Company also executed a Return to Treasury Order representing the repurchased stock.

(4)

A total of 33,000,000 shares registered in the name of Birch First Trust, a Delaware Statuary Trust controlled by Birch First Trust Administrators, LLC, a Delaware limited liability company, its Trustee, Daniel A. Carr, its Manager and 7,425,000 shares registered in the name of Birch First Advisors, LLC, a Delaware limited liability company controlled by Daniel A. Carr, its Manager.

(5)

Total share count for Directors and Officers as a Group takes into consideration a 22 for 1 forward stock split (the “Forward Split”) of the Company’s issued and outstanding common stock completed on January 21, 2010.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 300,000,000 shares of common stock, with a par value of $0.0001 per share, and 200,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of February 16, 2010, there were 85,533,536 shares of our common stock issued and outstanding held by twenty-four (24) shareholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See “Dividend Policy.”

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)           the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)           whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)           the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)           sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)           the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)           voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)           subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase our securities. We may, however, issue warrants to purchase our securities in the future.

Options

As of the date of this prospectus, there are no outstanding options to purchase our securities. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

LEGAL MATTERS

Anslow and Jaclin LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

EXPERTS

The financial statements included in this prospectus and registration statement have been audited by Jorgensen & Co. Certified Public Accountants, an independent public accounting firm registered with the United States Public Company Accounting Oversight Board, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement of which this prospectus forms a part. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification can cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense. Our articles of incorporation and our by-laws authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law, subject to certain enumerated exceptions.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION SINCE INCORPORATION

We were incorporated on March 16, 2006 as Auror Capital Corp. under the laws of the state of Nevada. On the date of our incorporation, we appointed Ian McBean as our President, Secretary, Treasurer and director.

Mr. McBean was our promoter and participated in the initial private placement of our securities on March 16, 2006, purchasing 5,000,000 shares at a price of $0.001 per share for proceeds to us of $5,000. Transactions in which Mr. McBean has had an interest in are described in detail below under the heading “Certain Relationships and Related Transactions.”

We acquired the Katrina mineral claim for a purchase price of $4,582 on April 28, 2006 and on January 23, 2009 we abandoned the Katrina mineral claim. On January 21, 2010, we executed a new exclusive Master Software License Agreement with Mount Knowledge, Inc. (“MtK”), a corporation based out of Ontario, Canada, and its founder, Erwin Sniedzins, wherein the Company was granted the exclusive world-wide license rights to promote, market and sell any and all of MtK’s products, both existing and future. The Agreement supersedes the Master Product License Agreement executed on or before July 27, 2009 and provides updated terms and conditions, including, but not limited to new definitions of duties, responsibilities and costs to be borne by the respective parties.

On January 21, 2010, Ian McBean resigned as President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer and Director of the Corporation, effective immediately. Mr. McBean’s resignation was not a result of any disagreement with the any of the Board Members or the operations, policies or practices of the Company, but rather a personal decision.

Also, on January 21, 2010, we completed the following officer and director appointments:

(1)	The appointment of Erwin E. Sniedzins as Chairman and Director of the Corporation, effective immediately;

(2)	The appointment of Daniel A. Carr as President, Treasurer, Chief Executive Officer, Chief Financial Officer and Director of the Corporation, effective immediately; and

(3)	The appointment of Simon Arnison as Secretary, Chief Technology Officer, and Director of the Corporation, effective immediately;

On January 25, 2010, we filed an amendment and restatement to the Articles of Incorporation of the Company with the State of Nevada, which were approved by the Board of Directors on October 20, 2009 by written consent in lieu of a special meeting in accordance with the Nevada Corporation Law.

DESCRIPTION OF BUSINESS

General

We were incorporated as Auror Capital Corp. under the laws of Nevada on March 16, 2006. We began as an exploration stage company engaged in the acquisition and exploration of mineral properties. On January 23, 2009, we decided to abandon our Katrina mineral claim due to our unsuccessful explorations to date and our inability to attract investment capital to proceed with further exploration on the claim. On January 25, 2010, we filed an amendment and restatement to the Articles of Incorporation of the Company with the State of Nevada, which were approved by the Board of Directors on October 20, 2009 by written consent in lieu of a special meeting in accordance with the Nevada Corporation Law changing our name to Mount Knowledge Holdings, Inc.

Exclusive License Agreement

On January 21, 2010, we executed a new exclusive Master Software License Agreement with Mount Knowledge, Inc. (“MtK”), a corporation based out of Ontario, Canada, and its founder, Erwin Sniedzins, wherein the Company was granted the exclusive world-wide license rights to promote, market and sell any and all of MtK’s products, both existing and future. The Agreement supersedes the Master Product License Agreement executed on or before July 27, 2009 and provides updated terms and conditions, including, but not limited to new definitions of duties, responsibilities and costs to be borne by the respective parties.

Any and all products licensed under the Master Software License Agreement will be defined specifically in a Statement of Work executed for each respective product describing the terms and condition relating to such product or products, including, but not limited to, Costs, Delivery Dates, Specifications, Support, other requirements requested by the Company and the respective obligations of the parties with respect thereto, as may be agreed upon by the parties from time to time during the term of the Agreement. Also, the term of the agreement was extended to eighty-eight (88) years. The License Agreement may also be further extended upon mutual agreement between the parties.

In consideration for the licensing rights granted by the Master Software License Agreement, we agreed in the first executed Statement of Work to pay MtK and Sniedzins, collectively, a royalty of eight (8%) percent of the wholesale price of each copy sold by Licensee (the “Royalty”) derived from the direct or indirect (sub-licensing rights granted to other third-party distributors (e.g. sales agents, sub-distributors, book stores, learning and support centers, etc.)) marketing, sale and distribution of the Program or Programs to an end-users.

Business Overview (Mission)

The Company’s primary mission is to market, sell and distribute a proprietary Real Time Self Learning System (“RTSL”) software application referred to as the Knowledge Generatorê product, domestically and internationally. The Company foresees the use of the Knowledge GeneratorTM product as a learning solution for individuals, schools, government agencies, healthcare facilities, and corporations to provide an enhanced and robust learning tool to assist in new job skill training and continual education programs.

Market Overview

General Market (e-Learning)

The following provides a breakdown of the eLearning and educational marketplace:

GLOBAL OPPORTUNITIES	MARKET SIZE - $347B	COMMENT
English as a Second Language - Teacher of English / Foreign Language	$25 Billion (1)	ESL-TOEFL: China, Immigration, College, USA Spanish Market,
Public Schools	$150 Billion	15% students at Risk (2)
Corporate Training	$ 80 Billion	$59 B North America (3)
Corporate E-Learning	$ 23 Billion	Part of total Corp. training (4)
Private Tutoring	$ 50 Billion	$39 B North America (5)
Personal Self Development	$ 9.6 Billion	North America (6)
Books	$ 10 Billion	$7.4 B North America (7)

(1) According to Internet: ETS, Kaplan, Thomson Publishing, Princeton, New Oriental, etc.
(2) According to UN $1 Trillion with identified 15% students at Risk of not graduating High School
(3) According to: Montgomery Securities;
(4) Vista Science & Technology;
(5) Salomon Smith Barney;
(6) According to: Market Data Enterprise;
(7) Simba Marketing

Target Market

Initially, we plan to focus our marketing efforts primarily on the sale of the Knowledge Generator™ product line to the ESL (English as a Second Language), TOEFL (Teaching of English as a Foreign Language) and literacy-accelerated learning market.

Secondary customers will consist of corporate training departments, government agencies, schools and other learning institutions, including various types of professional organizations worldwide (“Business Enterprise”). The Company believes that these business application customers could greatly benefit from enhanced and customized Knowledge Generator™ software applications for interactive, real time, learning/training solutions delivered via desktop applications connected to internal and external networks. Utilizing the Knowledge Generator™ product may also have the potential to decrease educational and training costs by further streamlining employee consumption of training manuals, product info, company policies, etc.

Product

Description and Features

The Company’s product consists of a patent pending learning software, “Knowledge Generator™”, that provides a completely integrated Real Time Self Learning (RTSL) intelligent multimodal educational and training system for a variety of end-users.

The Knowledge Generator™ product was designed specifically to provide an integrated learning system that encompasses an individual user’s learning style and special needs and can convert nearly any textual information, including complex data and structured text book information, into an interactive learning platform. The product uses principals applied to electronic based learning that provide a comprehensive, interactive solution with existing digital communicative and learning devices, such as personal computers.

The Knowledge Generator™ product was developed with various software user-interface enablers to promote the utilization of several of the user’s senses during the learning process. Users of Knowledge Generator™ see (visualize), listen, compose, speak, reply and interact and react to information by keyboard touch, sound and voice. The Company believes that the Knowledge Generator™ system can address many learning needs of students from preschool to college by helping to teach one phonetic sound to complete pronunciation of phrases, one word to understanding and writing complete sentences, and from listening to speaking and comprehension and so on. Users can import, in various formats (i.e. word document, RTF, html, etc.), textual content they want to learn and the Knowledge Generator™ software application tools will automatically create interactive subject based learning or skill training lessons and tests.

The Company foresees the use of the Knowledge Generator™ product as a learning solution for individuals, schools, government agencies, healthcare facilities, and corporations to provide an enhanced and robust learning tool to assist in new job skill training and continual education programs.

Sales Strategy

Mtk, Inc has participated in a number of recent industry tradeshows prior to the execution of the Company’s licensing agreement with Mtk, Inc and has actively pursued various sales channels that the Company intends to expand:

1.           Partnerships and Distribution Alliances – We will seek partnership and distribution alliances to develop various international markets.

2.           Membership Program – We plan to develop Web based e-learning membership programs that will charge monthly fees for product upgrades and/or enhancements as well as unique and system compatible content offered by us for each user level (i.e. elementary, middle and high school, college, continued education, ESL/TOEFL, etc.).

3.           Infomercials. We plan to develop infomercials to assist in creating brand awareness and direct salesrevenue. We expect that this method will be duplicated for various markets, as and when deemed advantageous.

4.           Technology Partners – We will seek to enhance its product offering by forming partnerships with globally  recognized technology providers and OEM’s to bundle the Knowledge Generator™ product with established product platforms, including mobile applications (PDA).

5.           Business Enterprise – We intend to work with Mtk, Inc to develop product-specific enhancements to the existing Knowledge Generator™ product, for business applications.

Service and Community Support Centers (Learning Centers)

The Mount Knowledge™ Service and Community Support Center (Learning Centers) is a multi-functional and interactive learning center (concept) equipped with a state-of-the-art showroom, classrooms, instructors, and sales, customer service and technical support personnel.

Our Mount Knowledge™ instructor training services will show customers how to effectively use the many features of our products to learn English faster while getting better marks and passing tests.

In addition, each centre will include an interactive English Preschool learning program; English Fitness & Yoga; L21 Teacher Certification Program; English as a Second Language (ESL) programs; Syntality™ learning training; ESL, TOEFL, TOEIC, Sales Training; Nanny Health Care program, Microsoft Certified computer training and much more.

We plan to establish 3-5 Learning Centers in several major cities in China during 2010 launch the Knowledge Generator™ product to the ESL (English as a Second Language), TOEFL (Teaching of English as a Foreign Language) and literacy-accelerated learning market in China.

Revenues

We anticipate generating revenues from the marketing and sale of the Knowledge Generator™ product utilizing various marketing and distribution channels and sales strategies. We foresee the primary source of our revenues to come from the sale of the Knowledge Generator™ product in China through our corporate Learning Centers and other distribution channels.

Milestones

Our milestones and objectives over the next 12 months are significantly dependent on various factors which the Company may or may not be in control of, including, but not limited to; (a) to obtain adequate financing to sustain and expand its operations; (b) to acquire various marketing and distribution channels in China; (c) to commence the Knowledge Generator™ product launch in China and North American markets; (d) to complete market-specific product enhancements, (e) to development new partnerships and distribution channels, (f) to launch new sales strategies, (g) to create new business enterprise applications, and, (h) to generate adequate cash flow from the sales of the Knowledge Generator™ products worldwide.

Our plan of operations for the next twelve months is to complete the following objectives, as described in greater detail under the heading “Management’s Discussion and Analysis or Plan of Operations”.

Capital & Uses of Proceeds

Capital Needs

To implement ours initial plan of operations, including some or all of the above described milestones (objectives), we will continue to raise capital (“equity”) in an amount up to $1.5 Million in the form of a Private Placement or Offering for the sale of restricted Common Stock of the Company over an initial 6 month period on terms and conditions to be determined.

We anticipate the need to raise additional capital beyond the first 6 months of operations, subject to the successful implementation of its initial milestones over the first 180 days of operations and our revenue growth cycle thereafter. Management is unable to determine at this time, the specific amounts and terms of such future financings. In addition, we may elect to seek subsequent “interim or bridge” financing in the form of debt (corporate loans) as may be necessary.

Proceeds

We foresee the proceeds from capital raised to be allocated as follows: (a) market-specific implementation costs; (b) product enhancements; (c) business development; (d) general and administrative; (e) working capital; (f) financing costs; and (g) audit/SEC filing fees

Competition

Competition Overview

We conduct our business in an environment that is highly competitive and unpredictable. We have identified at least 20 other companies and/or products that compete directly with us in the same educational/learning market. Our competition may have considerable financial resources at their disposal which could facilitate their access to the market under more favorable terms than us and could allow them faster market penetration. Each of these competitors has existing marketing campaigns, fully developed products and an established customer base, to varying respective degrees.

We conduct our business in an environment that is highly competitive and unpredictable. We have identified at least 20 other companies and/or products that compete directly with us in the same educational/learning market. Our competition may have considerable financial resources at their disposal which could facilitate their access to the market under more favorable terms than us and could allow them faster market penetration. Each of these competitors has existing marketing campaigns, fully developed products and an established customer base, to varying respective degrees.

Competitive Analysis

The following table outlines some of the competition to the Knowledge Generator™ product line presently in the market*:

COMPANIES	SALES	PRICE	COMMENTS
ETS (English Testing System)	$1 B	$90	TOEFL test generators
New Oriental	$150M	$300/session	TOEFL prep in China
KAPLAN	$1.4B	$90/mth /subject	TOEFL prep, SAT, LMAT
PRINCETON	$125M	$300/mth	Franchises, Web, Books
SYLVAN LEARNING CTRE	$120M	$100/mth	After school tutoring
HOME SCHOOLING		$200/mth	1.1 Million Home Schooling
ROSETTA STONE	$250M	$500/2 levels	Languages – 6 M + users
KURZWEIL		$1095 +	Spec Ed
INSPIRATION		$250	25 M users
PREDICTION		$199	Writing
AUTOSKILLS		$100 +	625,000 Users
WHITESMOKE		$99	Writing
VOCABSTER		$410	Spelling Bee & Vocabulary
RIVERDEEP	$8 B	$20 & up	Bought Houghton $5B
Tell Me More Premium		$195	ESL
AURORA SYSTEMS		$649	Writing & Speech
EVELYN WOOD		$99	Speed Reading

* The figures above represent sales and price comparisons of other companies offering a similar product or products to that of the Company at various times during 2009 and may not be an accurate depiction sales and price comparisons for 2010.

Compliance with Government Regulation

None.

Employees

Currently, we have only three employees (corporate Officers) in the Company. All three Officers are also Directors of the Company:

NAME	OFFICER / DIRECTOR
Erwin Sniedzins	Chairman & Director
Daniel A. Carr	CEO, President, CFO, Treasurer & Director
Simon Arnison	CTO, Secretary & Director

Other than engaging and/or retaining independent consultants to assist us in various administrative and marketing related needs, we do not anticipate a significant change in the number of our employees, if any, unless we are able to obtain adequate financing. Currently, our officers / directors do not have any employment agreements with us.

The team’s brief biographies follow:

Erwin E. Sniedzins, Chairman, Founder and Chairman of Mt. Knowledge Inc and Mount Knowledge USA, Inc. – Mr. Sniedzins has held senior management positions at Xerox with extensive sales/marketing and business development and new product launch experience. He created Mount Knowledge™, with patent pending Knowledge Generator™, Real Time Self-Learning™; in 2001 he created an unique marketing interactive software product, selling 50,000 CDs to Sears (Eatons) and 30,000 CDs to Unilever (Lipton’s); organized, in 1991, a Mt. Everest expedition to raise International awareness and $1.1 M for Rett Syndrome; created a National Everfitness program that went out to 18,000 schools in Canada; authored, produced and published a best seller, “Who’s Who in Toronto: A Celebration of this City”;

Daniel Carr – CEO and President of Mount Knowledge USA, Inc. and Director of Auror Capital Corp. – Mr. Carr has over 30 years of experience and leadership, including financial positions in over 14 companies providing hi-tech development, manufacturing, wholesale distribution, on-line financial services, and IT infrastructure.

Simon Arnison – CTO and Director of Mt. Knowledge Inc and Mount Knowledge USA, Inc. – Mr. Arnison has over 23 years of executive and management experience in the software, multimedia, educational products and PC marketplace in both Europe and North America, and is former founder and CEO of Classwave Wireless, and former founder and CTO of Innotech. Mr. Arnison has been a pioneer and visionary in the wireless and Java marketplace and has written and presented on these fields for various publications and events.

Subsidiaries

We do not have any subsidiaries.

Intellectual Property

Under the License Agreement, we have an exclusive worldwide license to MtK’s intellectual property. We do not, however, own any intellectual property ourselves.

Patents, Trademarks, and Copyrights

We are dependent on the ability of MtK to maintain protection on any current or future proprietary intellectual property, patents, trademarks, and/or copyrights of its software products to avoid infringement or copyright violations by third parties.

MtK filed its US provisional patent in June 2006 (US 60/807,028) and the patent application on or about January 2007. The patent is still pending. Mount Knowledge™ and Syntality™ are registered trademarks and were filed in October 2000 with the Canadian Intellectual Property Office, including copyright registration for Syntality™ in July 2002. In addition, MtK has taken extensive security measures to protect its IP through utilizing a USB Security Key for each application, a Remote Licence Key and CD content validation.

The Company does not require MtK to obtain any patents for the products developed and owned by MtK in order for the Company to market and sell the products as contemplated, nor does it anticipate any adversity in its ability to generate revenues if such patents are not obtained in the future. However, the approval of one or more patents of the products developed and owned by MtK may increase the Company’s competitive advantage in the marketplace in terms of proprietary features, functions, and overall value proposition to the customers we intend to serve.

REPORTS TO SECURITY HOLDERS

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register our common stock under the Securities Exchange Act of 1934 concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Company Overview

Mount Knowledge Holdings, Inc. is fully-reporting public company incorporated under of the laws of the state of Nevada engaged in the business of marketing, sales, and distribution of educational products.

Our primary mission is to market, sell and distribute a proprietary Real Time Self Learning System (“RTSL”) software application referred to as the Knowledge Generator™ product, domestically and internationally to a variety of customers, including individuals, schools, government agencies, and corporations.

The Knowledge Generator™ product consists of a proprietary core technology that allows for textual information to be converted into a multi-purpose learning experience with automatically generated interactive lessons, exercises, tests and scores. The software application has more than 240 interactive enabling learning tools that allow users to transform “information into knowledge” quickly, providing an interactive and dynamic alternative to traditional passive (rote) learning methods.

Initially, we plan to focus our marketing efforts primarily on the sale of the Knowledge Generator™ product line to the ESL (English as a Second Language), TOEFL (Teaching of English as a Foreign Language) and literacy-accelerated learning market in China. Secondary customers will consist of corporate training departments, government agencies, schools and other learning institutions, including various types of professional organizations worldwide “Business Enterprise” application.

We conduct our business in an environment that is highly competitive and unpredictable; however, this market continues to expand consistently. As such, we believe that our integrated learning system is uniquely positioned to capture market share due to our robust platform and its extensive features and functionality.

The Company anticipates generating revenues from the marketing and sale of the Knowledge Generator™ product utilizing various marketing and distribution channels and sales strategies.

Plan of Operations

Over the 12 month of 2010, we must raise capital and complete certain milestones as described below:

Milestones

Background Information

The Knowledge Generator™ has been under development since early 2002 and has been trialed by hundreds of users in different user settings. In 2007, Mtk, Inc signed its first annual license agreement with various Toronto District School Board schools for their elementary and high school programs. Knowledge Generator™ is now being used to help students in literacy improvements, English as a Second Language (ESL), Adult Professional Accreditation, Teaching of English as a Foreign Language (TOEFL) preparation and special needs learners, including at-risk students and students with Down’s syndrome.

In early 2009, Mtk, Inc released its first commercial software application of the “Complete English Real Time Self Learning Intelligent System™”, now known and marketed as the Knowledge Generator™ product. Since its release, Mtk, Inc has received inquiries on the product from various schools, businesses and potential sales partners throughout Canada and China. This resulted in the execution of a five year, plus five year, Sales Agent agreement with Tianjin You He Trading Co., Ltd in Tianjin, China in March of 2009.

This exclusive marketing and distribution agreement for China grants to Tianjin You He Trading Co., Ltd. the rights to distribute the Knowledge Generator™ product utilizing various traditional marketing methods, at Tianjin You He Trading Co., Ltd’s expense, but with support from Mtk, Inc to train initial personnel on product functionality, features, etc., and to assist in the creation of marketing, branding and product identity tools and sales & marketing strategy, as needed.

The exclusive Master Software License Agreement executed on January 21, 2010 with Mount Knowledge, Inc. (“MtK”), a corporation based out of Ontario, Canada, and its founder, Erwin Sniedzins, supersedes the Master Software License Agreement executed on or before July 27, 2009 and provides updated terms and conditions, including, but not limited to new definitions of duties, responsibilities and costs to be borne by the respective parties.

Any and all products licensed under the Master Product License Agreement will be defined specifically in a Statement of Work executed for each respective product describing the terms and condition relating to such product or products, including, but not limited to, Costs, Delivery Dates, Specifications, Support, other requirements requested by the Company and the respective obligations of the parties with respect thereto, as may be agreed upon by the parties from time to time during the term of the Agreement. Also, the term of the agreement has been extended to eighty-eight (88) years. The License Agreement may also be further extended upon mutual agreement between the parties.

The Agreement by and between MtK and us does not include ownership rights to previous marketing and sales or distribution agreements executed by MtK. However, we ares in negotiations with MtK to acquire the rights to any and all existing agreements, including the Tianjin You He Trading Co., Ltd Sales Agent agreement, executed by MtK prior to the execution of our Master Software License Agreement, which we anticipate having completed in the first quarter of 2010.

Future Milestones

Our milestones and objectives over the next 12 months are significantly dependent on various factors which the Company may or may not be in control of, including, but not limited to; (a) to obtain adequate financing to sustain and expand its operations; (b) to acquire various marketing and distribution channels in China; (c) to commence the Knowledge Generator™ product launch in China and North American markets; (d) to complete market-specific product enhancements, (e) to development new partnerships and distribution channels, (f) to launch new sales strategies, (g) to create new business enterprise applications, and, (h) to generate adequate cash flow from the sales of the Knowledge Generator™ products worldwide.

The Company anticipates the completion of the following objectives over the next 12 months:

First 90 Days of Operations (Administrative)

In the first 90 days of operations, our primary focus will be to complete necessary administrative functions, obtain new financing and acquire certain existing marketing and sales agreements in order to properly position us to execute on OUR business plan. These proposed objectives are as follows:

1.

Secondary Offering and/or Other Financings. We have initiated a Private Placement Memorandum or Offering for the sale of our restricted Common Stock in an anticipated amount of up to $1,500,000.00 to commence over the next 1 to 6 months, subject to the completion of all appropriate regulatory filings required prior to the commencement of such capital raise. We anticipate administrative and professional fees to be approximately $50,000.00, and selling costs, not to exceed ten percent ($150,000.00) of the total amount of funds raised. In order to complete the Private Placement, we may need to seek “interim or bridge” financing in the form of debt (corporate loans) and/or convertible debentures to pay for expenses associated with such an offering, as deemed necessary by our management.

2.

Acquisition of China Contract. We plan to acquire the existing Tianjin You He Trading Co., Ltd Sales Agent agreement from Mtk, Inc within the next 90 days. We anticipate the cost of the acquisition of this agreement to be in form common and/or preferred stock (no cash) issued to Mtk, Inc under specific terms and conditions to be determined.

3.

Implementation of China Contract. If the Sales Agent agreement with Tianjin You He Trading Co., Ltd in China is successfully acquired from Mtk, Inc, we may be required to fulfill certain, if not all, of the contractual obligations of Mtk, Inc in the agreement with Tianjin You He Trading Co., Ltd. These obligations may include, amongst other things, China-specific product design and packaging, technical support, China related educational content consisting of approved stories and exercises, mutually approved marketing and sales materials and product packaging, a Chinese sales website, and other miscellaneous items which may be deemed necessary in order to successfully launch the product in China within the next 3 to 6 months of operations.

We anticipate costs related to the implementation of the China contract to be approximately $375,000.00.

Next 90 days of Operations

In the next 90 days of operations, we plan to expand our objectives to include new product enhancements and the development of new partnerships and distribution channels as follows:

1.

Product Enhancements for North American Market. Subject to the successful launch of the Knowledge Generator™ software application in China, we plan to commission Mtk, Inc to provide product enhancements consistent with perceived customer requirements within the North American market place. Most of these enhancements are believed to be in the form of updated graphics, to enhance the fluidity of the user experience and interface, and some market specific content. We anticipate a budget of approximately $250,000.00 to complete such product upgrades over a period of 3 to 6 months.

2.

Business Development (Additional Partnerships and Distribution Channels). We will also pursue our business development efforts in other Asian countries, as well as North American and various European markets. We anticipate an initial budget of approximately $150,000.00 to preliminarily seek new partnerships and distribution channels commencing sometime after the first 90 days of operations and continuing for a period of time thereafter as determined by us, subject to the availability of adequate financing and ongoing sales results.

Months 6- 9 of Operations

During the period of 6 to 9 months, we will direct our marketing efforts towards direct sales opportunities in the form of infomercials and online membership programs, including the option of bundling our product with potential technology partners to increase brand awareness and product reach.

1.

Infomercials. We plan to develop infomercials to assist in creating brand awareness and direct sales revenue, beginning in China and eventually targeting North America and specific European and Asian markets. We anticipate an initial budget of approximately $500,000.00 over a 6 to 12 month period to effectively produce and execute a sales and marketing program utilizing infomercials commencing at various times in the specific markets we decide to pursue.

2.

Membership Program. We foresee a web-based e-learning membership program with monthly, recurring, fee based revenues as being one of the more important and lucrative long-term revenue models for us. It is difficult to accurately estimate the total cost involved in the design and development of this program, including the time required to implement such a program. We have initially budgeted $275,000.00 to pursue the creation and implementation of its membership program.

3.

Technology Partners. We will seek to identify and develop relationships with globally recognized technology providers and OEM’s to pursue the possibility of bundling the Knowledge Generator™ product with established product platforms, including mobile applications (PDA) to provide the Company with an ancillary revenue stream. We see this as a potentially significant opportunity to generate revenues, if it has successfully demonstrated the desirability of the Knowledge Generator™ product with its initial audience and market(s). We anticipate a budget of approximately $50,000.00 to initially cultivate these types of partnerships when deemed appropriate by us.

Months 9-12 of Operations

During the period of 9 to 12 months, we will seek to modify the Knowledge Generator™ product for the development and sale of new applications specifically for the business sector.

1.

Business Enterprise Applications. We foresee the use of the Knowledge Generator™ product as a learning solution for schools, government agencies, healthcare facilities, and corporations to provide an enhanced, interactive learning program to facilitate new job skills training and continual education programs. Therefore, we intend to work with Mtk, Inc to develop product-specific enhancements to the existing Knowledge Generator™ product for use in various business applications. It is likely that most of the product enhancements for business applications will be in form of client-specific modifications based upon requests for customized specifications and functionality. As such, we anticipate that some of the costs for these modifications would be borne by each respective client. Therefore, it is difficult to accurately determine the upfront costs attributable to us for any research and development of business enterprise applications. For that reason, we initially anticipate a budget of approximately $50,000 for the beginning stages of such a development program on a timeframe yet to be determined.

The milestones outlined above represent our objectives for the purpose of obtaining revenues from the marketing and sales of the Knowledge Generator™ product through various marketing and distribution channels.

Although, we have arranged and specified each respective milestone in a defined order, or timeline, over the next 12 months, we may find the need to modify any or all of the milestones listed, subject to unforeseen circumstances and other contingences which may require us to alter, in whole, or in part, certain aspects of each respective milestone in order for us to successfully realize revenue and ultimately attempt to achieve profitability.

Each milestone many begin at a different time than indicated and may continue for a shorter or longer period of time than suggested, depending upon if such milestones have successfully resulted in generating revenues for us. Also, each milestone may require more or less capital than anticipated and may need to be adjusted from time to time. Furthermore, any adjustments made to the proposed milestones may adversely affect the revenue potential of each milestone and overall revenues and/or our profitability.

Requirements and Utilization of Funds

Our budget for operations in next six to twelve months is as follows:

We initially seek to raise $1,500,000.00 during the upcoming 1 to 6 months, from the sale of our common stock. These monies will be used to execute on the first six months of milestones such as acquiring and implementing the Tianjin You He Trading Co., Ltd. exclusive Sales Agent agreement for China, the development of product enhancements for the North American market, identifying and developing additional partnerships and distribution channels, and for general operating expenses.

We anticipate the need to raise additional capital beyond the first 6 months of operations, subject to the successful implementation of its initial milestones over the first 180 days of operations and our revenue growth cycle thereafter. Management is unable to determine at this time, the specific amounts and terms of such future financings. In addition, we may elect to seek subsequent “interim or bridge” financing in the form of debt (corporate loans) as may be necessary.

The estimated breakdown for the utilization of funds is as follows:

Requirements & Utilization of Funds

Implementation of Existing Agreements	$375,000
Product Enhancements	$250,000
Business Development	$150,000
General and Administrative	$125,000
Working Capital	$300,000
Financing Costs	$200,000
Audit/SEC Filing Fees	$100,000
Total	$1,500,000

Financial Condition, Liquidity and Capital Resources

As of October 31, 2009, we had $0 in the bank and our only assets are intangible and consist of: our business plan, a License Agreement, relationships, and industry contacts. We had limited operations to date and we did not have any revenues during the fiscal year ended October 31, 2008 and 2009. We are illiquid and need cash infusions from investors and/or current shareholders to support our proposed marketing and sales operations.

Management believes this amount will not satisfy our cash requirements for the next 12 months and as such we will need to either raise additional proceeds and/or our officers and/or directors will need to make additional financial commitments to our company, neither of which is guaranteed. We plan to satisfy our future cash requirements - primarily the working capital required to execute on our objectives, including marketing and sales of our product, and to offset legal and accounting fees - by financial commitments from future debt/equity financings, if and when possible.

Management believes that we may generate some sales revenue within the next 12 months, but that these sales revenues will not satisfy our cash requirements during that period. We have no committed source for any funds as of this date. No representation is made that any funds will be available when needed. In the event that funds cannot be raised when needed, we may not be able to carry out our business plan, may never achieve sales, and could fail to satisfy our future cash requirements as a result of these uncertainties.

If we are unsuccessful in raising the additional proceeds from officers and/or directors, we may then have to seek additional funds through debt financing, which would be highly difficult for an early stage company to secure and may not even be available to us. However, if such financing were available, because we are an early stage company with no operations to date, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time as these funds are required, management would evaluate the terms of such debt financing and determine whether the business could sustain operations and growth and manage the debt load. If we cannot raise additional proceeds via a private placement of our common stock or secure debt financing we would be required to cease business operations. As a result, investors in our common stock would lose all of their investment.

The staged development of our business will continue over the next 12 months. Other than engaging and/or retaining independent consultants to assist the Company in various administrative and marketing related needs, we do not anticipate a significant change in the number of our employees, if any, unless we are able to obtain adequate financing.

Our auditors have issued a "going concern" opinion. This means that there is substantial doubt that we can continue as an on-going business for the next 12 months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no substantial revenues are anticipated in the near-term. Accordingly, we must raise cash from sources other than from the sale of our product. Our only other source for cash at this time is investment by officers and/or directors, of which, such has not been committed nor can we anticipate that such will be available when needed. We must raise capital to implement our business strategy and stay in business.

Results of Operations

The following summary of our results of operations should be read in conjunction with our audited financial statements for the year ended October 31, 2009 which are included herein.

Our operating results for the years ended October 31, 2009 and 2008 are summarized as follows:

	Years Ended
	October31,
	2009	2008

Revenue	$-	$-
Operating Expenses	43,464	53,510
Net Loss	$(43,464)	$(53,510)

Revenues

We have not earned any revenues to date, and do not anticipate earning revenues in the immediate future.

Expenses

Our expenses for the years ended October 31, 2009 and 2008 are outlined in the table below:

	Years Ended
	October 31,
	2009	2008

Exploration Expenses	$-	$3,380
Filing Fees	5,428	2,454
General and Administrative	177	212
Professional Fees	34,459	30,432
Transfer Agent Fees	3,400	12,450
Impairment Charge (write-downs)	-	4,582
Total Expenses	$43,464	$53,510

General and Administrative

The decrease in our general and administrative expenses for the year ended October 31, 2009 compared to October 31, 2008 was primarily due to: (i) a decrease in filing fees; and (iii) a decrease in exploration expenses.

Professional Fees

Professional fees include our accounting and auditing expenses incurred in connection with the preparation and audit of our financial statements and professional fees that we pay to our legal counsel. Our accounting and auditing expenses were incurred in connection with the preparation of our audited financial statements and unaudited interim financial statements and our preparation and filing of a registration statement with the SEC. Our legal expenses represent amounts paid to legal counsel in connection with our corporate organization. Legal expenses will be ongoing during fiscal 2010 as we are subject to the reporting obligations of the Securities Exchange Act of 1934.

Liquidity And Capital Resources

Working Capital
			Percentage
	As at	As at October	Increase /
	October 31, 2009	31, 2008	(Decrease)

Current Assets	$-	$3,879	(100)%
Current Liabilities	$20,384	$14,687	39%
Working Capital	$(20,384)	$(10,808)	(89)%

Cash Flows
			Percentage
	Year Ended	Year Ended	Increase /
	October 31, 2009	October 31, 2008	(Decrease)
Cash used in Operating Activities	$(33,675)	$(42,734)	21%
Cash provided by Investing Activities	$-	$-	0%
Cash provided by Financing Activities	$36,162	$10,793	235%
Foreign Exchange Effect on Cash	(6,366)	$465	(1,469)%
Net Increase (Decrease) in Cash	$(3,879)	$(31,467)	88%

We anticipate that we will incur approximately $100,000 for operating expenses, including professional, legal and accounting expenses associated with our reporting requirements under the Exchange Act during the next twelve months. Accordingly, we will need to obtain additional financing in order to complete our business plan.

Cash Used In Operating Activities

We used cash in operating activities in the amount of ($33,675) during the year ended October 31, 2009 and ($42,734) during the year ended October 31, 2008. Cash used in operating activities was funded by cash from financing activities.

Cash From Investing Activities

No cash was used or provided in investing activities during the years ended October 31, 2009 and October 31, 2008.

Cash from Financing Activities

We generated $36,162 cash from financing activities during the year ended October 31, 2009 compared to cash from financing activities in the amount of $10,793 during the year ended October 31, 2008. Cash generated by financing activities is attributable to the sale of restricted stock of $40,254 and shareholders loans of ($4,092).

Disclosure of Outstanding Share Data

As of January 21, 2010, we had 85,533,536 shares of common stock issued and outstanding. We do not have any warrants, options or shares of any other class issued and outstanding as at the date of this quarterly report.

Going Concern

The financial statements accompanying this report have been prepared on a going concern basis, which implies that our company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. Our company has not generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of our company as a going concern is dependent upon the continued financial support from our shareholders, the ability of our company to obtain necessary equity financing to achieve our operating objectives, and the attainment of profitable operations.

As of October 31, 2009, we had accumulated losses of $172,823 since inception. We do not have sufficient working capital to enable us to carry out our stated plan of operation for the next twelve months. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should our company be unable to continue as a going concern.

Due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above in their report on the financial statements for the year ended October 31, 2009, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned activities. There is no assurance that the Company will able to obtain financing to carry on our legal, accounting and reporting needs.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Application of Critical Accounting Estimates

The financial statements of our company have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The financial statements have been prepared within the framework of the significant accounting policies summarized below:

Mineral Property and Exploration Costs

Until abandonment of its mineral property on January 23, 2009, we were an exploration stage mining company and had not realized any revenue from its operations. We were primarily engaged in the acquisition, exploration and development of mining properties. Exploration costs are expensed as incurred regardless of the stage of development or existence of reserves. Costs of acquisition are capitalized subject to impairment testing, in accordance with ASC Topic 360, “Property, Plant and Equipment – Subsequent Measurement”, (formerly SFAS 144), when facts and circumstances indicate impairment may exist, as defined in Note 3, Newly Adopted Accounting Policies And Recent Accounting Guidance.

We regularly performed evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. Also, long-lived assets were reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

Management periodically reviewed the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project was based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company did not set a pre-determined holding period for properties with unproven deposits; however, properties which had not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program were re-evaluated to determine if future exploration was warranted, whether there has been any impairment in value and that their carrying values was appropriate.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets” (“ASC Topic 860”) which will require more information about transfers of financial assets in situations where companies have continuing exposure to the risk related to transferred financial assets. It eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosure. This guidance is effective for interim and annual periods ending after November 15, 2009. The Company does not expect the adoption of the guidance to have a material impact on its financial statements.

In June 2009, the FASB issued SFAS 167, “Amendments to FASB Interpretation No. 46(R)” (“ASC Topic 810”). The guidance is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities and by requiring additional disclosures about a company’s involvement in variable interest entities. This guidance is effective for interim and annual periods ending after November 15, 2009. The Company does not expect the adoption of the new accounting guidance to have a material impact on its financial statements.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued its final Statement of Financial Accounting Standards (“SFAS”) No. 168, “The ‘FASB Accounting Standards Codification’ and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (“SFAS 168”). SFAS 168 establishes the “FASB Accounting Standards Codification” (“Codification”), which officially launched July 1, 2009, to become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature.

Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. SFAS 168 recognizes the previously issued GAAP pronouncements into accounting topics and displays them using a consistent structure.

The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. SFAS 168 is effective for the Company as of the year ended October 31, 2009. As the Codification was not intended to change or alter existing GAAP, it did not have an impact on the Company’s financial statements. The only impact was that references to authoritative accounting literature are in accordance with the Codification. The Company has included in its disclosures the Accounting Standards Codification (“ASC”) cross-reference along side the references to the accounting standards issued and adopted prior to the adoption of Codification.

DESCRIPTION OF PROPERTIES

Executive Offices

Our executive offices are located at 39555 Orchard Hill Place, Suite 600, Novi, Michigan 48375. Mr. Erwin Sniedzins, Daniel Carr and Simon Arnison are officers and directors of the Company.

On or about July 2009, management decided to contract for a virtual office with a mailing address only at a monthly cost of less than $100.00 for the next twelve (12) months as a cost-saving measure; a cost that has been borne by Daniel A. Carr to date. However, management anticipates the need for the Company to move their executive offices within the next (12) months to accommodate additional staff members. The increased costs of such new executive offices are currently unknown. We do not own any real property.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
  Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

Purchase of Founder’s Shares

Ian McBean, our initial director and officer, acquired 5,000,000 shares of our common stock effective March 16, 2006 at a price of $0.001 per share for a total purchase price of $5,000. Mr. McBean subsequently transferred these shares to Jealax Consulting Inc., a private company owned and controlled by Mr. McBean.

On January 20, 2010, the Company executed a Share Cancellation Agreement with Jealax Consulting, Inc, Ian McBean, President, for the re-purchase of 5,000,000 shares of the Company’s common stock at a price of $0.001 per share for a total purchase price of $5,000.00. The Company also executed a Return to Treasury Order representing the repurchased stock.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons:

  our principal executive officer;

  each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended October 31, 2009; and

  up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year, who we will collectively refer to as the named executive officers, for our years ended October 31, 2009 and 2008, are set out in the following summary compensation table:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (4)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ian McBean (1)	2009	0	0	0	0	0	0	0	0
President, Chief	2008	0	0	0	0	0	0	0	0
Executive
Officer
and Chief Financial
Officer

Daniel A. Carr (2)	2009	0	0	0	0	0	0	0	0

(1)

Ian McBean has been our president, chief executive officer and chief financial officer since March 16, 2006. Mr. McBean resigned as our president, chief executive officer and chief financial officer on January 21, 2010.

(2)	Daniel A. Carr has been a director since July 27, 2009 and was appointed to president, chief executive officer and chief financial officer on January 21, 2010.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors from time to time. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

Outstanding Equity Awards at Fiscal Year-End

As at October 31, 2009, we had not adopted any equity compensation plan and no stock, options, or other equity securities were awarded to any of our executive officers.

Aggregated Options Exercised in the Year Ended October 31, 2009 and Year End Option Values

There were no stock options exercised during the year ended October 31, 2009.

Repricing of Options/SARS

We did not reprice any options previously granted during the year ended October 31, 2009.

Director Compensation

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Employment Contracts

We presently do not have any employment agreements or other compensation arrangements with Mr. Erwin Sniedzins, Mr. Carr or Mr. Arnison. Generally, Mr. Erwin Sniedzins, Mr. Carr and Mr. Arnison provide their services on a part-time basis without compensation.

FINANCIAL STATEMENTS

MOUNT KNOWLEDGE HOLDINGS, INC.
(formerly Auror Capital Corp.)
(A Development Stage Company)

FINANCIAL STATEMENTS

OCTOBER 31, 2009

(Stated in U.S. Dollars)

Report of Registered Independent Public Accountants

To the Board of Directors and Stockholders,
Mount Knowledge Holdings, Inc. (formerly Auror Capital Corp).
Novi, Michigan 48375

We have audited the accompanying balance sheets of Mount Knowledge Holdings, Inc. (formerly Auror Capital Corp). (a development stage company) as of October 31, 2009 and October 31, 2008 and the related statements of operations, cash flows and stockholders’ deficiency for the years then ended and for the period from March 16, 2006 (inception) to October 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Mount Knowledge Holdings, Inc. (formerly Auror Capital Corp.) as of October 31, 2009 and October 31, 2008 and the results of its operations and its cash flows for the fiscal years then ended and for the period March 16, 2006 (inception) to October 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the exploration stage, has not yet achieved profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. Management plans in regard to their planned financing and other matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

JORGENSEN & CO.

November 30, 2009 (except for note 10, which is dated February 5, 2010)
Bellevue, WA

MOUNT KNOWLEDGE HOLDINGS, INC.
(Formerly Auror Capital Corp)
(A Development Stage Company)

BALANCE SHEETS (Stated in U.S. Dollars)

	OCTOBER 31
	2009	2008

ASSETS

Current
Cash	$-	$3,879

LIABILITIES

Current
Accounts payable and accrued liabilities	$13,683	$3,894
Due to related party	6,701	10,793
	20,384	14,687

STOCKHOLDERS’ DEFICIENCY

Capital Stock
Authorized:
200,000,000 common voting stock with a par value of $0.0001 per share
100,000,000 preferred stock with a par value of $0.0001 per share

Issued:
85,533,536 common shares at October 31, 2009 (2008 – 156,475,000 common shares)	19,953	15,648

Additional Paid-In Capital	131,951	95,603
Accumulated Other Comprehensive Gain	935	7,301
Deficit Accumulated During The Exploration Stage	(151,681)	(129,359)
Deficit Accumulated During The Development Stage	(21,142)	-
	(20,384)	(10,808)

	$-	$3,879

The accompanying notes are an integral part of these financial statements.

MOUNT KNOWLEDGE HOLDINGS, INC.
(formerly Auror Capital Corp.)
(A Development Stage Company)

STATEMENTS OF OPERATIONS (Stated in U.S. Dollars)

			PERIOD FROM
			INCEPTION
			MARCH 16
	YEAR ENDED		2006 TO
	OCTOBER 31		OCTOBER 31
	2009	2008	2009

Revenue	$-	$-	$-

Expenses
Exploration expenses	-	3,380	15,313
Filing fees	5,428	2,454	11,154
General and administrative	177	212	6,307
Professional fees	34,459	30,432	112,889
Transfer agent fees	3,400	12,450	22,578
	43,464	48,928	168,241
Write Down On Mineral Property	-	4,582	4,582
	43,464	53,510	172,823

Net Loss For The Period	$(43,464)	$(53,510)	$(172,823)

Net Loss During the Exploration Stage	$(22,322)	$(53,510)	$(151,681)
Net Loss During the Development Stage	(21,142)	-	(21,142)

	$(43,464)	$(53,510)	$(172,823)

Basic And Diluted Loss Per Share	$(0.00)	$(0.00)

Weighted Average Number Of Common Shares Outstanding	7,579,438	7,112,500

STATEMENTS OF COMPREHENSIVE LOSS
(Stated in U.S. Dollars)

			PERIOD FROM
			INCEPTION
			MARCH 16
	YEAR ENDED		2006 TO
	OCTOBER 31		OCTOBER 31
	2009	2008	2009

Net loss for the period	$(43,464)	$(53,510)	$(172,823)
Foreign currency translation adjustment	(6,366)	465	935

Total Comprehensive Loss	$(47,830)	$(53,045)	$(171,178)

The accompanying notes are an integral part of these financial statements.

MOUNT KNOWLEDGE HOLDINGS, INC.
(formerly Auror Capital Corp.)
(A Development Stage Company)

STATEMENTS OF CASH FLOWS (Stated in U.S. Dollars)

			PERIOD FROM
			INCEPTION
			MARCH 16
	YEAR ENDED		2006 TO
	OCTOBER 31		OCTOBER 31
	2009	2008	2009

Cash (Used In) Operating Activities
Net loss for the period	$(43,464)	$(53,510)	$(172,823)
Adjustment for item not affecting cash:
Mineral property write down	-	4,582	4,582
	(43,464)	(48,928)	(168,241)
Changes in non-cash operating working capital items:
Prepaid expenses	-	10,000	-
Accounts payable and accrued liabilities	9,789	(3,806)	13,683
	(33,675)	(42,734)	(154,558)

Cash Provided By Investment Activity
Mineral property acquisition costs	-	-	(4,582)

Cash Provided By Financing Activities
Issuance of common stock	40,254	-	151,504
Advances received (repaid) – related party	(4,092)	10,793	6,701
	36,162	10,793	158,205

Foreign Exchange Effect On Cash	(6,366)	465	935

Decrease In Cash	(3,879)	(31,476)	-

Cash, Beginning Of Period	3,879	35,355	-

Cash, End Of Period	$-	$3,879	$-

Supplemental Disclosure Of Cash Flow Information
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

MOUNT KNOWLEDGE HOLDINGS, INC.
(formerly Auror Capital Corp.)
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

PERIOD FROM MARCH 16, 2006 (INCEPTION) TO OCTOBER 31, 2009 (Stated in U.S. Dollars)

				SHARE SUBSCRIPTIONS RECEIVED	ACCUMULATED OTHER COMPREHENSIVE (LOSS) GAIN	DEFICIT ACCUMULATED DURING THE EXPLORATION STAGE	DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	TOTAL
	COMMON STOCK
	SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL
Opening Balance
March 16, 2006 – Stock issued for cash at $0.001	110,000,000	$11,000	$-	$-	$-	$-	$-	$11,000
June 26, 2006 – Stock issued for cash at $0.04	38,500,000	3,850	60,150	-	-	-	-	64,000
Share subscriptions received	-	-	-	3,000	-	-	-	3,000
Foreign currency translation	-	-	-	-	(262)	-	-	(262)
Net loss for the period	-	-	-	-	-	(12,292)	-	(12,292)

Balance, October 31, 2006	148,500,000	14,850	60,150	3,000	(262)	(12,292)	-	65,446

December 12, 2006 – Stock issued for cash at $0.10	5,841,000	584	25,966	(3,000)	-	-	-	23,550
February 7, 2007 – Stock issued for cash at $0.10	2,134,000	213	9,487	-	-	-	-	9,700
Foreign currency translation	-	-	-	-	7,098	-	-	7,098
Net loss for the year	-	-	-	-	-	(63,557)	-	(63,557)

Balance, October 31, 2007	156,475,000	15,648	95,603	-	6,836	(75,849)	-	42,237

MOUNT KNOWLEDGE HOLDINGS, INC.
(formerly Auror Capital Corp.)
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY (Continued)

PERIOD FROM MARCH 16, 2006 (INCEPTION) TO OCTOBER 31, 2009 (Stated in U.S. Dollars)

	SHARES			SHARE SUBSCRIPTIONS RECEIVED	ACCUMULATED OTHER COMPREHENSIVE (LOSS) GAIN	DEFICIT ACCUMULATED DURING THE EXPLORATION STAGE	DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	TOTAL
		COMMON STOCK
		AMOUNT	ADDITIONAL PAID-IN CAPITAL

Balance, October 31, 2007	156,475,000	$15,648	$95,603	$-	$6,836	$(75,849)	$-	$42,237

Foreign currency translation	-			-	465		-	465
Net loss for the year	-			-		(53,51)	-	(53,510)
Balance, October 31, 2008	156,475,000	15,648	95,603	-	7,301	(129,359)	-	(10,808)

July 27, 2009 – Stock issued for cash at $0.01	6,058,536	606	2,148	-			-	2,754
July 27, 2009 – Stock issued for cash at $0.025	33,000,000	3,300	34,200	-			-	37,500
Foreign currency translation	-	-		-	(6,366)		-	(6,366)

Net loss for the year	-	-		-		(22,322)	(21,142)	(43,464)

Balance, October 31, 2009	195,533,536	$19,553	$131,951	$-	$935	$(151,681)	$(21,142)	$(20,384)

The accompanying notes are an integral part of these financial statements.

1. BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Organization

On October 20, 2009, the Company amended and restated its Articles of Incorporation and By-laws, changing its name to Mount Knowledge Holdings, Inc (formerly Auror Capital Corp.) and increasing the number of authorized common and preferred shares. See Note 6.

On July 27, 2009, the Company entered into an exclusive Master Product Licensing Agreement with Mount Knowledge Inc. (“MtK”), a corporation based out of Ontario, Canada, and its founder, Erwin Sniedzins, wherein the Company was granted exclusive world-wide license to all intellectual property owned by MtK for the purposes of promoting, marketing and selling MtK products. Currently, MtK products consist of patent pending “Real Time Learning and Self Improvement Educational System and Method” software application referred to as “Syntality”. The Company’s business plan includes international marketing under the license agreement.

The Company was incorporated in the State of Nevada, U.S.A., on March 16, 2006. The Company’s principal executive offices are now in Michigan. The Company began as an exploration stage company engaged in the acquisition and exploration of mineral properties. On January 23, 2009, the Company decided to abandon the Katrina mineral claim due to its unsuccessful explorations to date and inability to attract investment capital to proceed with further exploration on the claim.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, for the period from March 16, 2006 (inception) to October 31, 2009, the Company had no revenue and incurred net losses aggregating $172,823. The ability of the Company to continue as a going concern is dependent upon its ability to obtain financing and becoming successful in marketing products under the license agreement described above. Management has plans to seek additional capital through debt, and private and public offerings of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a) Development Stage Company

The Company became a development stage company during its fourth quarter, 2009, as defined by Accounting Standards Codification (“ASC”), ASC 915 (formerly SFAS 7), as defined in Note 3, Newly Adopted Accounting Policies And Recent Accounting Guidance. The Company is devoting substantially all of its present efforts to developing its new business. All losses accumulated during the fourth quarter have been considered as part of the Company’s development stage activities. Costs of start up activities, including organizational costs, are expensed as incurred.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

b) Exploration Stage Activities and Mineral Property Interests

Until abandonment of its mineral property on January 23, 2009, the Company was an exploration stage mining company and had not realized any revenue from its operations. It was primarily engaged in the acquisition, exploration and development of mining properties. Exploration costs are expensed as incurred regardless of the stage of development or existence of reserves. Costs of acquisition are capitalized subject to impairment testing, in accordance with ASC Topic 360, “Property, Plant and Equipment – Subsequent Measurement”, (formerly SFAS 144), when facts and circumstances indicate impairment may exist, as defined in Note 3, Newly Adopted Accounting Policies And Recent Accounting Guidance.

The Company regularly performed evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. Also, long-lived assets were reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

Management periodically reviewed the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project was based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company did not set a pre-determined holding period for properties with unproven deposits; however, properties which had not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program were re-evaluated to determine if future exploration was warranted, whether there has been any impairment in value and that their carrying values was appropriate.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

The accumulated costs of properties that were developed on the stage of commercial production would be amortized to operations through unit-of-production depletion, if and when revenue was generated from the Company’s business activities.

c) Financial Instruments

The Company’s financial instruments consist of cash, and accounts payable and accrued liabilities.

Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

d) Basic and Diluted Loss Per Share

In accordance with ASC Topic 260, “Earnings Per Share” (formerly SFAS 128), as defined in Note 3, Newly Adopted Accounting Policies And Recent Accounting Guidance, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At October 31, 2009, the Company had no common stock equivalents that were anti-dilutive and excluded in the earnings per share computation. Loss per share is rounded to the nearest penny.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

e) Income Taxes

The Company has adopted ASC Topic 740, “Accounting for Income Taxes” (formerly SFAS 109) as defined in Note 3, Newly Adopted Accounting Policies And Recent Accounting Guidance. This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

f) Foreign Currency Translation

The Company’s functional currency is the Canadian dollar. Transactions in Canadian currency are translated into U.S. dollars as follows: a) monetary items at the exchange rate at the balance sheet date; b) non-monetary items at the historical exchange rate, and; c) revenues (if any) and expenses at the average rate in effect during the accounting period.

Translation adjustments resulting from this process are recorded in Stockholders’ Equity as a component of Accumulated Other Comprehensive Income (Loss).Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are recorded in the Statement of Operations.

g) Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from the estimates.

h) Impairment of Long-Lived Assets

Impairment losses on long-lived assets used in operations are recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets.

i) Asset Retirement Obligations

The Company has adopted ASC Topic 410, “Asset Retirement and Environmental Obligations” (formerly SFAS 143) as defined in Note 3, Newly Adopted Accounting Policies And Recent Accounting Guidance., which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.

The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate. To date, no significant asset retirement obligation exists due to the early stage of exploration. Accordingly, no liability has been recorded.

3. NEWLY ADOPTED ACCOUNTING POLICIES AND RECENT ACCOUNTING GUIDANCE

a) Newly Adopted Accounting Policies

The Company has adopted ASC Topic 820, “Fair Value Measurements and Disclosures” (formerly SFAS 157), as defined in Note 3, Newly Adopted Accounting Policies And Recent Accounting Guidance. This Standard defines fair value, establishes a framework for measuring fair value in GAAP (U.S. generally accepted accounting principles), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. ASC Topic 820 does not require any new fair value measurements.

3. NEWLY ADOPTED ACCOUNTING POLICIES AND RECENT ACCOUNTING GUIDANCE (Continued)

Under ASC 825 (formerly SFAS 159), as defined in Note 3, Newly Adopted Accounting Policies And Recent Accounting Guidance, the Company is permitted to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings.

The Company has adopted ASC Topic 855, “Subsequent Events” (formerly SFAS 165), as defined in Note 3, Newly Adopted Accounting Policies And Recent Accounting Guidance, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC Topic 855 also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date (i.e. whether the evaluation date represents the date the financial statements were issued or were available to be issued). The Company evaluated subsequent events through the date and time the financial statements were issued. The adoption of ASC Topic 855 did not have a significant impact on the Company’s financial statements.

b) Recent Accounting Guidance

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets” (“ASC Topic 860”) which will require more information about transfers of financial assets in situations where companies have continuing exposure to the risk related to transferred financial assets. It eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosure. This guidance is effective for interim and annual periods ending after November 15, 2009. The Company does not expect the adoption of the guidance to have a material impact on its financial statements.

In June 2009, the FASB issued SFAS 167, “Amendments to FASB Interpretation No. 46(R)” (“ASC Topic 810”). The guidance is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities and by requiring additional disclosures about a company’s involvement in variable interest entities. This guidance is effective for interim and annual periods ending after November 15, 2009. The Company does not expect the adoption of the new accounting guidance to have a material impact on its financial statements.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued its final Statement of Financial Accounting Standards (“SFAS”) No. 168, “The ‘FASB Accounting Standards Codification’ and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (“SFAS 168”). SFAS 168 establishes the “FASB Accounting Standards Codification” (“Codification”), which officially launched July 1, 2009, to become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. SFAS 168 recognizes the previously issued GAAP pronouncements into accounting topics and displays them using a consistent structure.

The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. SFAS 168 is effective for the Company as of the year ended October 31, 2009. As the Codification was not intended to change or alter existing GAAP, it did not have an impact on the Company’s financial statements. The only impact was that references to authoritative accounting literature are in accordance with the Codification. The Company has included in its disclosures the Accounting Standards Codification (“ASC”) cross-reference along side the references to the accounting standards issued and adopted prior to the adoption of Codification.

4. MINERAL PROPERTY

During 2006, the Company acquired an undivided 100% interest in a mineral claim (known as the “Katrina”) located in the Province of British Columbia for $4,582 (CDN$5,000).

For the fourth quarter ended October 31, 2008, the Company recognized an impairment charge of $4,582 for its Katrina holdings, representing all of its natural resource properties. The Company determined that indicators of impairment were present and that the undiscounted cash flows estimated to be generated by this asset was less than the carrying amount.

During the fiscal year ended October 31, 2009, the Company ceased work on the claim. On January 23, 2009, the Company abandoned the mineral claim. The property had been fully written down at October 31, 2008.

5. RELATED PARTY TRANSACTIONS

At October 31, 2009, the Company was indebted in the amount of $6,701 (2008 - $10,793) to a company with a common director. During the fiscal year ended October 31, 2009, the Company’s CEO loaned the Company an additional $Cdn 30,100. Also, during the year the Company repaid $US 35,368 debt from cash provided by a sale of the Company’s common shares. On November 2, 2009, the Company has received a non-interest bearing demand loan totaling $25,000 from an entity controlled by the Company’s recently appointed CEO and Director.

6. SHARE CAPITAL

Authorized:

On October 20, 2009, the Company amended and restated its Articles of Incorporation, increasing the authorized common shares to 200,000,000 shares, par value $0.0001 (from 100,000,000 common shares, par value $0.001); and, increasing the authorized preferred shares to 100,000,000 preferred shares, par value $0.0001 (from 5,000,000 preferred shares, par value $0.001) .

Preferences:

The common or preferred stock may be issued from time to time at the discretion of the Company’s Board of Directors in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions.

Issued and Outstanding:

a)

On March 16, 2006, the Company issued 5,000,000 common shares to the Company’s founder at a price of $0.001 per share.

b)

Pursuant to a private offering, on June 26, 2006, the Company issued 1,750,000 common shares at a price of $0.04 per share.

c)

On December 12, 2006, pursuant to a private placement, the Company issued 265,500 shares of its common stock at $0.10 per share for cash.

d)

On February 7, 2007, pursuant to a private placement, the Company issued 97,000 common shares at $0.10 per share for cash.

e)

On July 27, 2009, the Company completed a private offering of 275,388 shared of its common stock at a price of $0.01 per share to a total of eleven purchasers for total proceeds of $2,754. Also on July 27, 2009, the Company completed a private offering of 1,500,000 shares of its common stock at a price of $0.025 per share for total proceeds of $37,500.

6. SHARE CAPITAL (continued)

The Company has no stock option plan, warrants or other dilutive securities.

7. COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company has no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters.

8. INCOME TAX

a)

Income Tax Provision

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% to income before income taxes. The difference results from the following items:

	2009	2008
Computed expected (benefit of) income taxes	$(14,750)	$(18,000)
Increase in valuation allowance	14,750	18,000
Income tax provision	$-	$-

b)

Significant components of the Company’s deferred income tax assets are as follows:

	2009	2008
Operating loss carry forward	$172,800	$129,300
Statutory tax rate	34%	34%
Deferred income tax assets	58,750	44,000
Valuation allowance	(58,750)	(44,000)
Net deferred tax assets	$-	$-

c)

The Company has incurred operating losses and approximately $172,800, which, if unutilized, will fully expire in 2029. Subject to certain restrictions, the Company has mineral property and exploration expenditures of $4,500 available to reduce future taxable income. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carry forwards:

	INCOME TAX
	OPERATING
	LOSS CARRY FORWARD
		EXPIRATION
	AMOUNT	DATE

2009	$43,500	2029
2008	49,000	2028
2007	63,500	2027
2006	16,800	2026
Total income tax operating loss carry forward	$172,800

9. SUBSEQUENT EVENT

The Company has received one non-interest bearing demand loan totaling $25,000 made by Birch First Advisors, LLC, an affiliate managed by Daniel A. Carr, a director of the Company on November 2, 2009.

10. SUBSEQUENT EVENTS - NOT AUDITED:

a)

On January 2010, the Company executed a Share Cancellation Agreement with Jealax Consulting, Inc, Ian McBean, President, for the re-purchase of 5,000,000 shares of the Company’s common stock at a price of $0.001 per share for a total purchase price of $5,000.00. The Company also executed a Return to Treasury Order representing the repurchased stock.

b)

On January 21, 2010, our Board of Directors approved the execution of a new exclusive Master Software License Agreement with Mount Knowledge, Inc. (“MtK”), a corporation based out of Ontario, Canada, and its founder, Erwin Sniedzins, wherein the Company was granted the exclusive world-wide license rights to promote, market and sell any and all of MtK’s products, both existing and future. The Agreement supersedes the Master Product License Agreement executed on or before July 27, 2009 and provides updated terms and conditions, including, but not limited to new definitions of duties, responsibilities and costs to be borne by the respective parties. Also, the term of the agreement has been extended to eighty-eight (88) years. The License Agreement may also be further extended upon mutual agreement between the parties.

c)

On January 21, 2010, the Company completed a 22 for 1 forward stock split (the “Forward Split”) of the Company’s issued and outstanding common stock.

d)

On January 21, 2010, Company issued a series of Stock Purchase Warrant Agreements with twelve (12) separate parties for the purchase of 1,000,000 shares of Common Stock of the Company each (12,000,000 shares total) at $0.15 per share exercisable at anytime prior to the termination date (or, thirty-six (36) months from the Stock Purchase Warrant execution date).

e)

On January 21, 2010, Company issued a series of Stock Purchase Warrant Agreements with twelve (12) separate parties for the purchase of 1,000,000 shares of Common Stock of the Company each (12,000,000 shares total) at $0.20 per share exercisable at anytime prior to the termination date (or, thirty-six (36) months from the Stock Purchase Warrant execution date).

f)

On January 21, 2010, Company issued a Stock Purchase Warrant Agreement for the purchase of 8,888,888 shares of Common Stock of the Company at $0.0001 per share exercisable at anytime prior to the termination date (or, thirty-six (36) months from the Stock Purchase Warrant execution date).

11. SUBSEQUENT EVENT (Stock Split-up) – February 5, 2010 – AUDITED

On January 22, the Company’s Board of Directors authorized a 22 to 1 forward stock split-up, increasing the number of shares issued and outstanding. The financial statements have retro-actively adjusted to reflect this increase this stock split-up for all periods presented. Additionally, 110,000,000 post stock split-up shares (5,000,000 pre-split-up shares) were cancelled on January 20, 2010, which reduces the number of shares outstanding on the balance sheet date by 110,000,000 shares common stock to 85,533,536 shares.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered by this prospectus. This prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. You may inspect the Registration Statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our Registration Statement and the referenced exhibits can also be found on this site.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”), our articles of incorporation and our bylaws. The following provides a summary of the indemnification provisions relating to our officers and directors set forth in the NRS, our articles of incorporation and our bylaws:

Nevada Revised Statutes

Section 78.7502 of the NRS provides as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides as follows:

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Articles of Incorporation

Our articles of incorporation do not limit the automatic director immunity from liability under the NRS. Our articles of incorporation further provide that we will, from time to time, reimburse or advance to any director or officer the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any civil or criminal action, suit or proceeding for which the Corporation may be required to indemnify the director or officer pursuant to NRS 78.7502, which expenses will be paid as they are incurred and in advance of the final disposition of the action, suit or proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision of a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Corporation.

Our Bylaws

Our bylaws provide as follows:

(a) we may indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses that he or she incurs in connection with such proceeding; provided that such indemnification may only be made if the Indemnitee is not liable under Section 78.138 of Chapter 78 of the Nevada Revised Statutes or is determined to have acted in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation (and with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful);

(b) to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (a), or in defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses actually incurred in connection with the defense;

(c) we will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses; and

(d) any discretionary indemnification pursuant to subsection (a), unless ordered by a court or advanced pursuant to subsection (c), may be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the proceeding cannot be obtained, by independent legal counsel in a written opinion.

Opinion of the Securities and Exchange Commission

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by the Company in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee:

Securities and Exchange Commission registration fee		$12
Accounting fees and expenses		$10,000
Legal fees and expenses		$30,000
Transfer agent and registrar fees		$1,000
Fees and expenses for qualification under state securities laws	$	NIL
Miscellaneous	$	NIL
Total		$41,012

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the selling stockholders to broker-dealers in connection with the sale of their shares.

RECENT SALES OF UNREGISTERED SECURITIES

We completed an offering of 5,000,000 shares of our common stock at a price of $0.001 per share to Mr. Ian McBean, our director and officer, on March 16, 2006, for total proceeds of $5,000. We completed this offering pursuant to Section 4(2) of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to Mr. McBean. The 5,000,000 shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

We completed an offering of 1,750,000 shares of our common stock at a price of $0.04 per share to a total of twenty-two purchasers on June 26, 2006. The total proceeds from this offering were $70,000. We completed this offering pursuant to Rule 903 of Regulation S of the Securities Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 362,500 shares of our common stock at a price of $0.10 per share to a total of twenty-three (23) purchasers on December 12, 2006 and February 7, 2007 for total proceeds of $36,650. Of these shares, 261,500 were issued on December 12, 2006 and 101,000 were issued on

February 7, 2007. We completed this offering pursuant to Rule 903 of Regulation S of the Securities Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

On July 27, 2009, we completed a private offering of 275,388 shares of our common stock at a price of $0.01 per share to a total of eleven (11) purchasers for total proceeds of $2,753.88. Also on July 27, we completed a private offering of 1,500,000 shares of our common stock at a price of $0.025 per share to Birch First Trust for total proceeds of $37,500. We completed these offerings pursuant to Rule 506 of Regulation D of the Securities Act.

EXHIBITS.

Exhibit
Number	Description of Exhibit
3.1	Articles of Incorporation (*)
3.2	By-Laws (*)
3.3	Amended and Restated Articles (*)
3.4	Amended and Restated Bylaws (*)
5.1	Opinion of Anslow and Jaclin, with consent to use, regarding the legality of the securities being registered.
10.1	Bill of Sale dated April 28, 2006 between Auror Capital Corp. and Laurence Sookochoff (*)
10.2	Master Product License Agreement dated July 27, 2009.(*)
10.3	Master Software Licensing Agreement dated January 21, 2010
23.1	Consent of Telford Sadovnick, P.L.L.C, Independent Auditors (*)
23.2	Consent of Counsel (Included in Exhibit 5.1)
23.3	Consent of Laurence Sookochoff, consulting geologist (*)
23.4	Consent of Jorgensen & Co.
24.1	Power of Attorney (*)

(*)	Previously filed.

UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any additional or changed material information with respect to the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Novi, Michigan, USA on February 16, 2010.

MOUNT KNOWLEDGE HOLDINGS, INC.
(formerly Auror Capital Corp.)

By:	/s/ Daniel A. Carr
Daniel A. Carr
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

President, Chief Executive Officer,
Chief Financial Officer,
	Principal Accounting	February 16, 2010
/s/ Daniel A. Carr	Officer and Director
Daniel A. Carr

/s/ Erwin Sniedzins	Founding Chairman and Director	February 16, 2010
Erwin Sniedzins

Chief Technology Officer, Secretary
/s/ Simon Arnison	and Director	February 16, 2010
Simon Arnison